Exhibit 10.1

EXECUTION VERSION

LOAN AGREEMENT

by and between

ARCIMOTO PROPERTY HOLDING COMPANY, LLC,

as Borrower

AND

HRE FUV LENDING, LLC,

as Lender

For a Loan in the maximum amount of: $6,000,000.00

Pertaining to real property located in Lane County,
Oregon as more fully described in the attached Exhibit “A”

Dated as of February 17, 2023

LOAN AGREEMENT

RECITALS

As of this 17th day of February, 2023, HRE FUV LENDING, LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”), has agreed to make a loan in the maximum amount of Six Million and 00/100 Dollars ($6,000,000.00) (“Loan”) to ARCIMOTO PROPERTY HOLDING COMPANY, LLC, a Delaware limited liability company (“Borrower”).

The Loan is to be evidenced by a Promissory Note Secured by Deed of Trust in the maximum amount of Six Million and 00/100 Dollars ($6,000,000.00), dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, “Note”), and is secured, in part, by a Line of Credit Instrument, Deed of Trust, Assignment of Leases and Rents and Security Agreement (Including Fixture Filing), dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, “Deed of Trust”).

All obligations now or hereafter owing under this Agreement (as defined below) and the other Loan Documents (as defined below) including, without limitation, repayment of the principal balance of the Loan, together with all interest accrued and unpaid thereon (including, without limitation, the Accrued Interest), the Loan Fee, the Facility Fee, the Minimum Multiple, and all other sums due from Borrower under the Loan Documents, are to be secured by a first-lien Deed of Trust and Assignment of Leases covering that certain Real Property with Improvements, located in Lane County, Oregon, which Real Property is more particularly described on Exhibit “A” attached to this Agreement.

Borrower shall use the Loan for such purposes related to operating the Property and the distribution of such proceeds to its direct and indirect members.

DEFINITIONS

“Accrued Interest” has the meaning given to such term in the Note.

“Accrued Loan Amount” means an amount equal to the sum of (i) the greater of (x) Accrued Interest, and (y) the Minimum Multiple Amount, plus (ii) the Loan Fee, plus (iii) all other sums then due and payable to Lender as of the applicable date of determination.

“Affiliate” of any Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified as hereinafter provided.

“Appraisal” means each appraisal of the Real Property and the improvements financed (a) prepared by a qualified appraiser acceptable to Lender, (b) in compliance with all federal and state standards for appraisals, (c) reviewed by Lender, and (d) in form and substance satisfactory to Lender based on its standards and practices consistently applied in reviewing real estate appraisals. Each Appraisal shall be prepared in accordance with the Uniform Standards of Professional Appraisal Practice applicable to Federally Related Transactions as set out in Appendix A to the real estate appraisal regulations adopted by the Office of the Comptroller of the Currency pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (Sub-part C of 12 C.F.R. 34).

“Assignment of Agreements” means that certain Assignment of Agreements, Permits, Licenses and Approvals, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Construction Contracts” means that certain Assignment of Agreements, Permits, Licenses and Approvals (Construction Contracts), dated as of the date hereof, executed by Borrower for the benefit of Lender, and consented to by General Contractor, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Leases” means that certain Assignment of Leases and Rents, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Bankruptcy Code” means 11 U.S.C. § 101 et seq., as the same may be amended from time to time.

“Borrower” has the meaning given to such term in Recital A above.

“Borrower Party” means, individually or collectively, as the context may require, Borrower, Sole Member, Guarantor, or any Affiliate of the foregoing.

“Borrower’s Representations and Warranties” means that certain Representations and Warranties of Borrower, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Business Day” means each day of the year other than Saturdays, Sundays, holidays, and days on which banking institutions are generally authorized or obligated by law or executive order to close in Chicago, Illinois or Eugene, Oregon.

“CC&Rs” means any covenants, conditions, restrictions, maintenance agreements or reciprocal easement agreements affecting the Property.

“Closing Conditions” has the meaning given to such term in Section 1.1 below.

“Closing Date” means February 17, 2023.

“Control” (including as used in the terms “Controlling”, “Controlled by” or “under common Control with”) means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of an entity or person, whether through the ownership of voting securities, by contract or otherwise.

“County” means Lane County, Oregon.

“Day” or “Days” means calendar days, unless expressly stated to be Business Days.

“Deed of Trust” has the meaning given to such term in Recital B above.

“Default Interest Rate” means a rate of interest set forth in the Note.

“Employee Benefit Plan” means an employee benefit plan as defined in Section 3(3) of ERISA, maintained, sponsored by or contributed to by Borrower or any ERISA Affiliate.

“Environmental Indemnity” means that certain Environmental Indemnity, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means Borrower or any corporation, trade or business that along with Borrower is treated as a single employer under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any plan or plans or to appoint a trustee to administer any plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any plan or multiemployer plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any multiemployer plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a multiemployer plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Estoppel” means a tenant estoppel letter in the form reasonably required by Lender executed by each tenant or other occupants occupying any portion of the Property pursuant to a Lease.

“Event of Default” means the occurrence of any of the events listed in the numbered and lettered subsections of Section 4.1 of this Agreement.

“Extended Maturity Date” means February 17, 2024.

“Extension Conditions” means the following conditions, which must be satisfied by Borrower prior to the extension of the term of this Loan to the Extended Maturity Date:

(a) If required by Lender in its sole discretion, Borrower shall furnish to Lender with respect to the proposed extension any such endorsement to Lender’s Title Insurance Policy as Lender may reasonably request showing no additional exceptions to title or survey other than the Permitted Encumbrances. Such Endorsement shall be furnished at Borrower’s sole cost and expense;

(b) Payment by Borrower to Lender of the Accrued Loan Amount on or before the effective date of said extension;

(c) Payment by Borrower to Lender of the Facility Fee on the effective date of said extension;

(d) Lender shall have received from Borrower written notice of the proposed extension at least thirty (30) days prior to the Initial Maturity Date;

(e) No Event of Default or Potential Event of Default shall exist;

(f) Borrower shall be in full compliance with all the terms, conditions and covenants for the Loan as set forth in the Loan Documents; and

(g) Borrower shall pay all actual third party out of pocket costs and expenses incurred by Lender in connection with any extension, including, without limitation, reasonable attorneys’ fees, title costs, appraisal fees, recording charges and other closing fees and costs.

“Facility Fee” means an amount equal to $300,000.

“Financing Statement” means, collectively, a UCC financing statement in favor of Lender, as secured party, perfecting Lender’s security interest in the personal property portion of the collateral for the Loan now owned or hereafter acquired by Borrower, in form and substance satisfactory to Lender, to be filed in the Office of the Secretary of State of Delaware, and in such other offices for recording or filing such statements in such jurisdictions as Lender shall desire to perfect Lender’s security interest or reflect such interest in appropriate public records. Borrower hereby authorizes Lender to file the Financing Statement and such continuation statements as may be required from time to time.

“First Payment Date” means the first day of the first calendar month after the Closing Date or, in Lender’s sole discretion, the first day of the second calendar month after the Closing Date.

“GAAP” means the generally accepted accounting principles consistently applied throughout the periods covered by the applicable financial statements.

“General Contractor” means 1996 LLC, an Oregon limited liability company, doing business as Chambers Construction Co.

“Governmental Authority” means (a) any nation or government (whether domestic or foreign), (b) any federal, state, provincial, regional, municipal, local, territorial, or other political, governmental or quasi-governmental subdivision thereof, including any central bank thereof and any comparable authority, (c) any other judicial, public, statutory or administrative agency, authority, board, body, bureau, commission, department, entity or instrumentality (including, but not limited to, any zoning authority, the Securities Exchange Commission, the Comptroller of the Currency or the Federal Reserve Board) or any subdivision thereof, (d) any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or (e) any arbitrator with authority to bind a party at law.

“Governmental Requirements” means any requirement, law, regulation, ruling, order or other binding direction by (a) any federal, state, provincial, regional, municipal, local, territorial, or other political, governmental or quasi-governmental subdivision thereof, including any central bank thereof and any comparable authority, (b) any other judicial, public, statutory or administrative agency, authority, board, body, bureau, commission, department, entity or instrumentality (including, but not limited to, any zoning authority, the Securities Exchange Commission, the Comptroller of the Currency or the Federal Reserve Board) or any subdivision thereof, (c) any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, or (d) any arbitrator with authority to bind a party at law.

“Government Lists” means (i) the OFAC SDN List, (ii) any similar lists maintained by the United States Department of State or the United States Department of Commerce, or (iii) any similar lists maintained pursuant to any Executive Order of the President of the United States.

“Guarantor” means Arcimoto, Inc., an Oregon corporation.

“Holdback Funds” means a portion of the Loan equal to $500,000.00.

“Improvements” has the meaning given to such term in the Deed of Trust.

“Initial Maturity Date” means August 16, 2023.

“Interest Rate” means the rate of interest set forth in the Note.

“Lease” means any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Real Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” means any and all actions required by all applicable laws, regulations and/or orders of any Governmental Authority with jurisdiction over the Property, the formation and existence of Borrower, and/or the operation of Borrower’s business.

“Lender” has the meaning given to such term in Recital A above.

“Limited Recourse Guaranty” means that certain Limited Recourse Carve-Out Guaranty, dated as of the date hereof, executed by Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan” has the meaning given to such term in Recital A above.

“Loan Amount” means Six Million and 00/100 Dollars ($6,000,000.00).

“Loan Documents” means, collectively, this Agreement, the Note, the Borrower’s Representations and Warranties, the Deed of Trust, the Assignment of Leases, the Pledge Agreement, the Limited Recourse Guaranty, the Sole Member Guaranty, the Environmental Indemnity, the Assignment of Agreements, the Assignment of Construction Contracts, and all other certificates, documents, agreements or instruments now or hereafter executed and/or delivered in connection with the Loan, as each may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Fee” means $600,000.00.

“Loan Payment Date” means the First Payment Date and the first (1st) day of each calendar month thereafter.

“Loan Term” means the period commencing on the Closing Date and ending on the applicable Maturity Date.

“Material Adverse Effect” means any materially adverse effect upon (a) the properties, business, assets, liabilities, financial condition, results of operations or assets of a Borrower, Sole Member, or Guarantor taken as a whole, or (b) the binding nature, validity, or enforceability of this Agreement, the Note or any other Loan Documents, or (c) the ability of the Borrower, Sole Member, or Guarantor to perform the payment obligations or other material obligations under this Agreement or any other Loan Document, or (d) the value of any of the Property, the Pledged Collateral, or any other collateral securing the Obligations, or upon the rights, benefits or interests of the Lender in and to the Loan or the rights of the Lender in any collateral for the Loan; in each case, whether resulting from any single act, omission, situation, status, event or undertaking, or taken together with other such acts, omissions, situations, statuses, events or undertakings.

“Maturity Date” means, as applicable: (a) the date on which the Loan becomes due and payable, which date shall initially be the Initial Maturity Date, and which date may be extended to the Extended Maturity Date only if Borrower satisfies the Extension Conditions for the extension option under Section 1.4 of this Agreement; or (b) such other earlier date resulting from the acceleration of all sums due and owing under the Loan, as provided in the Note and the other Loan Documents.

“Minimum Multiple” has the meaning given to such term in Section 1.6 below.

“Minimum Multiple Amount” means amount equal to $600,000.00; provided, however, that if the Loan is repaid in full on or prior to the Initial Maturity Date and an Event of Default does not exist at such time, then such amount shall be reduced to $300,000.

“Net Proceeds” means (a) with respect to the occurrence of a casualty, the net amount of all insurance proceeds payable under the required insurance policies as a result of the applicable damage or destruction, after deduction of Lender’s costs and expenses (including, but not limited to, reasonable legal fees), if any, in collecting same (but not including the proceeds of any business interruption insurance), and (b) with respect to the occurrence of a condemnation, the net amount of any payments received from the applicable Governmental Authority on account of such condemnation, or in any transaction or proceeding in lieu thereof, after deduction of Borrower’s and Lender’s costs and expenses (including reasonable legal fees and costs), if any, in collecting same.

“Net Proceeds Threshold” means $100,000.00.

“Note” has the meaning given to such term in Recital B above.

“Obligations” has the meaning set forth in the Deed of Trust.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

“Organizational Documents” means all documents evidencing and/or relating to the formation of any Person (that is not a natural person) and the continued existence and good standing of any said Person.

“Paid in Full” means, with respect to the Loan, that all principal, interest, fees and other obligations of the Borrower related thereto, and any Guarantors, as applicable, have been paid in full (other than any contingent indemnity obligations as to which no claim has been made and is pending), and a period of 91 days has elapsed since the last payment with respect thereto without a case or proceeding under the Bankruptcy Code or any other bankruptcy, insolvency, or receivership law having been commenced by or against Borrower.

“Patriot Act Offense” means any violation of the criminal laws of the United States or any of the several states relating to terrorism or the laundering of monetary instruments, including any offense under the Patriot Act or other criminal laws against terrorism.

“Permitted Encumbrances” means, with respect to the Property, collectively (a) the liens and security interests created by the Loan Documents, (b) all liens, encumbrances and other matters disclosed in the Title Insurance Policy as of the Closing Date, (c) liens, if any, for property taxes imposed by any Governmental Authority not yet due or delinquent or which are being contested by Borrower in accordance with the terms and conditions of this Agreement (provided, however, in no event shall any lien or charge securing a PACE loan be deemed a Permitted Encumbrance), (d) such other title and survey exceptions as Lender has approved in its sole discretion, (e) inchoate mechanics’ and materialmen’s liens, or actual mechanics’ and materialmen’s liens provided same are discharged or bonded within forty-five (45) days of the filing thereof (but in any case prior to the date on which any foreclosure or other realization thereon is scheduled to occur if sooner than such 45-day period) or which are otherwise being contested by Borrower in accordance with the terms and conditions of this Agreement, (f) the Leases entered into prior to the date hereof or after the date hereof to the extent entered into in accordance with the terms of this Agreement, and (g) equipment leases for equipment used at the Property so long as the same are secured, if at all, solely by the subject equipment leased thereunder, and the obligations of Borrower with respect thereto which constitute Permitted Indebtedness hereunder.

“Permitted Indebtedness” has the meaning given to such term in Section 2.9 below.

“Permitted Transfer” means any of the following Transfers: (a) any transfer of direct or indirect equity interest in Guarantor that is publicly traded on a national stock exchange; or (b) any Permitted Encumbrances,

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any Governmental Authority, and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” has the meaning set forth in the Deed of Trust.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, executed by Sole Member in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Pledged Collateral” has the meaning given to such term in the Pledge Agreement.

“Potential Event of Default” means any condition or event which with the giving of notice or lapse of time or both could, unless cured or waived, become an Event of Default.

“Prohibited Person” means: (a) any Person with whom any Lender is prohibited from doing business pursuant to any state or federal law; or (b) any Person who is the subject of any Sanctions or is located, organized or a resident in a Sanctioned Country.

“Property” has the meaning given to such term in the Deed of Trust.

“Real Property” has the meaning given to such term in the Deed of Trust.

“RLA Lease” means that certain Real Estate Lease Agreement dated April 19, 2021, between Borrower ( as successor-in-interest to Guarantor), as lessor, and RLA Holdings, LLC, as lessee.

“Roof Work” means certain repair work to be performed with respect to the improvements at the Property, as further set forth on Exhibit “B”.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Security Agreements” means, individually or collectively, the Deed of Trust, Borrower’s Representations and Warranties, Pledge Agreement, Financing Statement, Assignment of Agreements, any SNDAs required by Lender, and any Estoppels required by Lender.

“SNDA” means a Subordination, Non–Disturbance and Attornment Agreement executed by each tenant or other occupants occupying any portion of the Property pursuant to a Lease.

“Sole Member” means APHC Holdings, LLC, a Delaware limited liability company.

“Sole Member Guaranty” means that certain Sole Member Guaranty of even date herewith made by the Sole Member in favor of the Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Title Company” means Old Republic National Title Insurance Company.

“Title Insurance Policy” means the title insurance policy obtained by Lender in connection with the closing of the Loan.

“Transfer” means any sale, conveyance, transfer, lease, assignment, grant, mortgage, hypothecation, pledge, lien, security interest, charge, option, encumbrance, easement, or restrictive covenant, on or affecting the Property or any portion thereof or any interest therein (including any action which shall subject the Property, the Pledged Collateral, or any other collateral for the Loan to the lien or charge of a PACE loan), or on or affecting any direct or indirect interest in Borrower or Sole Member, or any change in Control of Borrower, Sole Member or Guarantor, Sole Member, or Guarantor, in each case whether by operation of law or otherwise (and with respect to an entity shall include the merger of such entity with or into any other entity). For all purposes under the Loan Documents, a Transfer of the Property or Borrower shall include, but not be limited to: (a) an installment sales agreement wherein Borrower agrees to sell the Property, or any part thereof, for a price to be paid in installments; (b) an agreement by Borrower leasing all or substantially all of the Property for other than actual occupancy by a space tenant or other occupants thereunder, or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any revenues; (c) if Borrower, Sole Member or Guarantor is a corporation, any merger, consolidation or Transfer of such corporation’s stock or the creation or issuance of new stock; (d) if Borrower, Sole Member or Guarantor is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the general partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Transfer of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (e) if Borrower, Sole Member or Guarantor is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Transfer of the limited liability company interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such limited liability company interest, or the Transfer of non-managing limited liability company interests or the creation or issuance of new non-managing limited liability company interests, or the division of any assets and liabilities of such entity amongst one or more new or existing entities; and (f) if Borrower, Sole Member or Guarantor is a trust or nominee trust, any merger, consolidation or the Transfer of the legal or beneficial interest in Borrower, Sole Member or Guarantor or the creation or issuance of new legal or beneficial interests.

1. LOAN DISBURSEMENT.

1.1 Disbursement Conditions. The Loan proceeds shall be disbursed on the Closing Date in accordance with the terms and conditions of this Agreement. Lender shall have no obligation to disburse any Loan funds unless and until Borrower has fulfilled without limitation all of the following conditions (at Borrower’s sole cost and expense) to Lender’s satisfaction (“Closing Conditions”):

1.1.1 Receipt of Signed Loan Documents. Lender must receive all Loan Documents duly executed, and acknowledged where appropriate, including without limitation the Note, the Deed of Trust (which must be duly recorded), the Assignment of Leases (which must be duly recorded), the Pledge Agreement, the Financing Statement (which must be duly filed and/or recorded), and this Agreement.

1.1.2 Title Insurance Requirements. Borrower shall furnish to Lender (a) a current ALTA survey of the Property acceptable to Lender and acceptable to the Title Company approved by Lender, (b) a preliminary title report issued by Title Company, together with copies of all recorded exceptions pertaining to the Property, and (c) copies of all CC&Rs affecting the Property. Upon recordation of the Deed of Trust, Title Company must issue, at Borrower’s expense, a Title Insurance Policy in liability amount and form satisfactory to Lender, showing the Deed of Trust as a first lien on the Property, subject only to those exceptions approved by Lender in writing, in Lender’s sole discretion, together with any and all endorsements required by Lender. In connection with each additional disbursement of Loan funds, Borrower shall furnish to Lender, at its expense, an endorsement to the Title Insurance Policy which updates the effective date of such policy to the date of the disbursement and shows no new encumbrances other than the Permitted Encumbrances.

1.1.3 Perfection of Security Interests. Lender’s security interest in all of the Property, Pledged Collateral, and other collateral for the Loan must be duly perfected and in a first lien position, subject only to Permitted Encumbrances.

1.1.4 Proof of Required Insurance. Lender shall have received satisfactory evidence that Borrower has procured and/or caused to be procured the insurance required under the Loan Documents.

1.1.5 Payment of Loan and Other Fees. Lender shall have received (or shall deduct from the initial disbursement of funds) payment of all fees due Lender from Borrower, all in the amounts set forth in this Agreement, which fees shall include without limitation the fees of Lender’s inside and/or outside counsel, all Appraisal and review Appraisal expenses, all environmental expenses, and those certain closing, recording and title costs payable in connection with the Loan.

1.1.6 Due Authorization and Enforceability. Borrower shall have delivered to Lender evidence satisfactory to Lender of (a) Borrower’s, Sole Member’s, and Guarantor’s, as applicable, authorization and due execution of the Loan Documents, and (b) the enforceability of the Loan Documents against Borrower, Sole Member, and Guarantor, as applicable. Such evidence shall include, without limitation, any and all borrowing, pledging, and/or guaranty resolutions and/or opinions of counsel as Lender may reasonably require.

1.1.7 Compliance with Legal Requirements. Borrower shall have delivered to Lender evidence satisfactory to Lender that (a) Borrower has obtained and is in compliance with all permits and other governmental approvals necessary for its use of the Property; (b) Borrower has satisfied and is in all respects in compliance with all environmental laws, rules and regulations affecting the Property; and (c) each of Borrower and Sole Member has satisfied and is in all respects in compliance with all other laws, rules and regulations applicable thereto.

1.1.8 No Material Adverse Changes. Borrower shall have delivered to Lender evidence satisfactory to Lender that, since October 31, 2022 (the date on which Borrower entered into the letter of intent for the Loan) (a) no Material Adverse Effect has occurred or exists, and (b) there has been no transfer of any legal or equitable interest in Borrower or Sole Member.

1.1.9 Organizational Documents. Lender shall have reviewed and approved for Lender’s purposes, and without any liability therefor to Borrower or any third–party, certified copies of the Organizational Documents of Borrower, Sole Member, and any Guarantor that is not an individual.

1.1.10 Representations and Warranties Are True. Lender shall have received evidence that the representations and warranties of Borrower pursuant to this Agreement and the Borrower’s Representations and Warranties are true or correct as of the Closing Date.

1.1.11 No Event of Default. Lender shall have not received any evidence that any Event of Default has occurred as of the Closing Date.

1.1.12 Loan Fee. The Loan Fee shall have been paid to Lender.

1.1.13 Survey. Lender shall have received and approved of a survey for the Property that shall determine the flood zone rating for the Property, and such survey shall be in form and content acceptable to Lender in its sole discretion (and, if required by Lender in its reasonable discretion, Borrower shall be required to obtain and maintain flood insurance pursuant to a policy in an amount acceptable to Lender in its discretion upon Lender’s review of said flood survey).

1.1.14 Environmental Reports. Lender shall have received and approved of a Phase I Environmental Report (which may include, at Lender’s discretion, a current soils and/or toxics report) for the Property which is acceptable to Lender. As provided in the Environmental Indemnity, upon the occurrence and during the continuance of an Event of Default, or if Lender reasonably believes there has been a release, Lender shall have the right at any time and from time to time during the term of the Loan to require Borrower to obtain additional soils and/or toxic studies, tests and reports with respect to the Property, and to require Borrower to take any corrective action required by law as indicated by such studies, tests and reports.

1.1.15 No Other Liens and Encumbrances. Lender shall have received evidence satisfactory to Lender that neither the Property nor the Pledged Collateral is subject to any recorded lien, other than the Deed of Trust, the Assignment of Leases, and those evidencing the Pledge Agreement, or is subject to any other lien or encumbrances, other than the Permitted Encumbrances. Borrower expressly agrees that no junior lien of any nature against all or any portion of the Property or the Pledged Collateral shall be given, permitted or suffered by Borrower without Lender’s prior written consent, which consent shall be granted or withheld at Lender’s sole option and discretion. Borrower agrees to pay when due all lawful claims and demands of mechanics, materialmen, laborers and others for any work performed at Borrower’s request or materials delivered in connection therewith with respect to the Property. Borrower may in good faith contest any such claims by appropriate administrative or judicial proceedings as long as: (a) Borrower has, in Lender’s reasonable judgment, a reasonable basis for such contest; (b) Borrower pays, prior to the date any interest or penalties will attach thereto, any portion of any such claims that Borrower does not contest; (c) Borrower’s contest will not result in or pose any risk of the seizure, sale or imposition of a lien upon the Property or any portion thereof; (d) Borrower delivers to Lender such bond or other security as Lender may reasonably require in connection with such contest; (e) Borrower at all times prosecutes such contest diligently and in good faith; and (f) Borrower pays, prior to the date any interest or penalties will attach thereto, the amount of the disputed claim that is determined by a court of competent jurisdiction to be due and owing by Borrower. In the event that Borrower does not make any payment required to be made pursuant to this Section 1.1.15, Lender may draw or realize upon any bond or other security delivered to Lender in connection with the contest by Borrower, in order to make such payment.

1.2 No Waiver. Any waiver by Lender of any condition of disbursement must be expressly made in writing. The making of a disbursement prior to fulfillment of one or more conditions thereof shall not be construed as a waiver of such conditions, and Lender reserves the right to require their fulfillment. All conditions must be satisfied at the sole cost of Borrower.

1.3 Disbursement of Holdback Amount. As of the Closing Date, the Holdback Funds shall be deemed funded by Lender and instead of being disbursed to Borrower shall be disbursed into a non-interest bearing account under the sole dominion and control of Lender (the “Holdback Account”). The Holdback Funds shall thereafter be disbursed to Borrower (the “Holdback Disbursement”) only upon Borrower’s satisfaction of the following conditions (collectively, the “Holdback Funding Requirements”):

1.3.1 Borrower shall have given Lender at least 30 days’ prior written notice of its request for the Holdback Disbursement;

1.3.2 Borrower shall use the Holdback Funds for such purposes related to operating the Property and the distribution of such proceeds to its direct and indirect member;

1.3.3 no Default or Event of Default exists at the time the Holdback Disbursement is requested or on the date such Holdback Disbursement is requested to be made;

1.3.4 all of the Roof Work shall have been fully and finally completed with no sums with respect to such remaining unpaid with respect thereto, as determined by Lender in good faith;

1.3.5 Borrower shall have obtained (or shall have obtained an irrevocable commitment to issue, as of the date that the Holdback Funds are disbursed) from the title company that issued the Title Insurance Policy (A) an OTIRO #66-Elimination of Exception Endorsement with respect to each of the Title Insurance Policy and the Borrower’s owner’s policy of title insurance, (B) to the extent available in the applicable jurisdiction, a continuation of title endorsement (and if such endorsement is not available, such other evidence as may be required by Lender, including an updated title report) showing title to the Property to be vested in Borrower, with no subordinate items and with no exceptions to title of the Property other than Permitted Encumbrances (with affirmative insurance that no property or other taxes are delinquent, no mechanic’s or supplier’s liens have attached (or if inchoate mechanic’s or supplier’s liens have, that they are subordinate to the lien of the Security Agreements), and, if available and applicable, that neither public nor private conditions, covenants or restrictions, if any, affecting the Property have been violated); and (C) if the insured amount under the Title Insurance Policy is not the maximum amount of the Loan, an endorsement insuring the continued priority of the lien of the Security Agreements, subject only to the Permitted Encumbrances, increasing the coverage amount of the Title Insurance Policy by an amount equal to the Holdback Disbursement;

1.3.6 No casualty or condemnation shall have occurred, nor shall any restoration of the Property be in process; and

1.3.7 Lender shall have received a certificate of authority reasonable acceptable to Lender indicating the representative of Borrower that is authorized to make such request.

To secure the prompt and complete performance of the Obligations, Borrower grants Lender a security interest in any and all Personal Property to the extent owned by Borrower, including, without limitation, all of Borrower’s right, title and interest in and to the Holdback Funds and the Holdback Account. The Holdback Account shall not, unless otherwise explicitly required by applicable law, be or be deemed to be escrow or trust funds, but, at Lender’s option and in Lender’s discretion, may either be held in a separate account or be commingled by Lender with the general funds of Lender. No interest on funds contained in the Holdback Account shall be paid by Lender to Borrower. The Holdback Account is solely for the protection of Lender and entails no responsibility on Lender’s part. Upon assignment of the Loan in accordance with the terms of this Agreement, any Holdback Funds in the Holdback Account shall be turned over to the assignee and after such assignment any responsibility of Lender, as assignor, with respect thereto shall terminate. No application of the Holdback Funds shall be deemed to cure any default hereunder. The Holdback Account shall be under the sole dominion and control of Lender. Upon the occurrence of an Event of Default, Lender, at its option, may withdraw the Holdback Funds and apply the Holdback Funds to payment of the Obligations in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Holdback Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

1.4 Term of the Loan; Loan Extension. The Loan and all interest, fees, and other charges thereon shall be due and payable on the Maturity Date; provided, however, that the Initial Maturity Date may be extended to the Extended Maturity Date only if Borrower satisfies the Extension Conditions prior to the Initial Maturity Date.

1.5 Certain Fees. For the avoidance of doubt, the Loan Fee, Facility Fee, and the Minimum Multiple are earned as of the Closing Date, and immediately due and payable in connection with the repayment in full of the Obligations and/or in the event the Obligations are accelerated after the occurrence of an Event of Default.

1.6 Minimum Multiple. Irrespective of the time of the final repayment of the Loan in full, whether on or before the Maturity Date, whether by prepayment or by repayment, and regardless of whether or not in connection with an acceleration of the Loan after the occurrence of an Event of Default, the Loan shall be subject to the requirement (the “Minimum Multiple”) that the cumulative amount actually received by Lender of all interest payments (including those with respect to Accrued Interest) calculated at the non-default interest rate for the Loan (which “interest payments” shall exclude, without limitation, any increase in interest rate to the Default Interest Rate, any origination fee paid, any Loan Fee or Facility Fee paid, any extension fee paid by Borrower at any time and any similar amounts) shall not be less than the Minimum Multiple Amount. If the Minimum Multiple has not been satisfied as of the date of final repayment of the Loan, Borrower’s final prepayment or repayment shall, in addition to all other amounts required to be paid hereunder, include the amount necessary to satisfy the Minimum Multiple.

1.7 Prepayment and Repayment Charges. Borrower acknowledges that (a) Lender is making the Loan in consideration of the receipt by Lender of all interest and other benefits intended to be conferred by the Loan Documents that is not prepayable (except as otherwise provided in the Note), and (b) if payments of principal are made to a Lender prior to the regularly scheduled due date for such payment, for any reason whatsoever, whether voluntary, as a result of Lender’s acceleration of the Loan during the existence of an Event of Default, by operation of law or otherwise, Lender will not receive all such interest and other benefits and may, in addition, incur costs and expenses. For these reasons, and to induce Lender to make the Loan, Borrower expressly waives any right or privilege to prepay or repay the Loan except as otherwise may be specifically permitted in the Note and agrees that all prepayments or repayments, if any, whether voluntary or involuntary, will be accompanied by the Loan Fee, Facility Fee, and the Minimum Multiple (as applicable), all of which shall constitute liquidated damages to compensate Lender for its anticipated transaction costs associated with such prepayment or repayment. Such Loan Fee, Facility Fee, and the Minimum Multiple (as applicable) shall be required whether payment is made by Borrower, by a Person on behalf of Borrower, or by the purchaser at any foreclosure sale, and may be included in any bid by Lender at such sale. Borrower further acknowledges that (i) it is a knowledgeable real estate developer or investor, (ii) it fully understands the effect of the provisions of this Section 1.7, as well as the other provisions of this Agreement and the other Loan Documents, (iii) the making of the Loan by Lender at the Interest Rate and other terms set forth in the Loan Documents are sufficient consideration for Borrower’s obligation to pay the Loan Fee, Facility Fee, and the Minimum Multiple (as applicable), and (iv) Lender would not make the Loan on the terms set forth herein without the inclusion of such provisions. Borrower also acknowledges that the provisions of this Agreement limiting the right of prepayment and repayment and providing for the payment of the Loan Fee, Facility Fee, and the Minimum Multiple (as applicable) and other charges specified herein were independently negotiated and bargained for and constitute a specific material part of the consideration given by Borrower to Lender for the making of the Loan.

2. BORROWER’S COVENANTS.

2.1 Insurance. At all times throughout the term of the Loan until full payment of the Loan, Borrower shall, at its sole cost and expense, maintain insurance, and shall pay as the same becomes due and payable all premiums in respect thereof, including but not necessarily limited to:

2.1.1 General Liability Insurance. Borrower shall, at its expense, obtain and keep in force until full payment of the Loan a policy of commercial general liability insurance in an occurrence form providing for broad form property damage coverage, broad form contractual coverage, personal injury, bodily injury, and advertising injury coverage with employee exclusion as to each named insured deleted, and products and complete operations coverage, insuring Borrower, and naming Lender as an additional named insured, against any liability arising out of or in connection with the Loan, Lender’s activities in connection with the Loan, or the Property, or any other claim arising out of the Property or the Loan. Such insurance policy shall have (a) a combined single limit for personal injury, including bodily injury or death, and property damage in an amount not less than One Million and 00/100 Dollars ($1,000,000.00) per occurrence; (b) a limit for personal injury, including bodily injury or death and property damage in an amount not less than Two Million and 00/100 Dollars ($2,000,000.00) in the aggregate; and/or (c) a limit for “excess” liability coverage in an amount not less than Five Million and 00/100 Dollars ($5,000,000.00), which amounts shall be increased from time to time as reasonably required by Lender.

Such insurance policy and each portion thereof shall be in the broadest and most comprehensive form available in the market at the time such policy is issued or amended. The policy shall insure performance by Borrower of the indemnity provisions of Section 2.5 below. The limits of said insurance shall not limit the liability of Borrower hereunder. Borrower shall obtain an ACORD 25 Certificate of Liability form acceptable to Lender with all required terms, limits and amounts properly addressed on the form.

2.1.2 Property Insurance (All Risk). Borrower shall, at its expense, obtain and keep in force on all of the Improvements until full payment of the Loan a policy of standard “all risk” fire and extended coverage insurance, with vandalism and malicious mischief endorsements, to the extent of one hundred percent (100%) of full replacement value against “all risks of physical loss” including without limitation a guaranteed replacement cost and code compliance coverage endorsement (including without limitation earthquake coverage with a deductible related thereto of no more than ten percent (10%) of the replacement value of the Improvements) including boiler and machinery insurance coverage, heating, air conditioning equipment, and other equipment of such nature, and insurance against loss or damage to personal property located on the Real Property by fire and other hazards covered by such insurance. All such insurance shall be payable to Lender under an attached Beneficiary’s Loss Payable Endorsement (Form 438 BFU or equivalent). Borrower shall obtain an ACORD 28 Evidence of Commercial Property form (and notation of Special Form Replacement Coverage) naming Borrower as an insured, and reflecting coverage of one hundred percent (100%) of full replacement value of the Improvements. Such insurance policy and each portion thereof shall be in the broadest and most comprehensive form available in the market at the time such policy is issued or amended. Such policy shall, if required by Lender, contain an agreed value clause sufficient (as determined by Lender) to eliminate any risk of coinsurance.

2.1.3 Worker’s Compensation Insurance. If required by Lender at any time, Borrower shall, (i) at its expense, obtain and keep in effect (or cause any contractor to procure and keep in effect), Worker’s Compensation Insurance (including employer’s liability in an amount satisfactory to Lender and if applicable, insurance covering claims of workers against employers arising under federal law) covering all employees of Borrower and any contractor and, if required under applicable law, any subcontractor engaged in work on, or with respect to, the Property, in such amount as is reasonably satisfactory to Lender and in the minimum amount of One Million and 00/100 Dollars ($1,000,000.00) covering loss resulting from injury, sickness, disability or death, (ii) carry, and cause its general contractor and its subcontractors to carry, worker’s compensation insurance, disability benefits insurance and such other forms of insurance as Borrower, its general contractor and its subcontractors are required by law to provide in the minimum amount of One Million and 00/100 Dollars ($1,000,000.00) covering loss resulting from injury, sickness, disability or death of employees of Borrower, general contractor or any such subcontractor located on or assigned to the project on the Property; provided, however, that worker’s compensation insurance shall not be required if (a) the contractor has exemption from the State Board, (b) the Borrower is an owner/builder, or the builder is under a construction management agreement and therefore not a party to contracts with subcontractors; or (c) construction is one hundred percent (100%) complete.

2.1.4 Other Insurance. In the event the Property is ever designated as being located in a flood zone other than Flood Zone “X”, Borrower shall provide such other policies of insurance as Lender may reasonably request in writing, including without limitation (a) a policy or policies of business interruption insurance insuring against loss, damage or other claims relating to or arising out of loss of rents and/or other income from the Property in an amount sufficient to cover any loss of income in an amount of not less than the actual loss sustained over a period of twelve (12) months; (b) a policy or policies of flood insurance in the maximum amount of flood insurance available with respect to the Property to be financed with the Loan made hereunder under the Flood Disaster Protection Act of 1973, as amended. This requirement will be waived for any Loan upon presentation of evidence satisfactory to Lender that no portion of the subject Property is located within an area identified by the U.S. Department of Housing and Urban Development as having special flood hazards.

2.1.5 Other Provisions. Said policy or policies, as applicable, shall combine aggregate limits for bodily injury, property damage, and personal injury, in the amounts specified above, that apply specifically to and can only be exhausted in connection with claims arising out of or relating to the Property. If any claim, event, or loss occurs during the policy period which will or may decrease the aggregate amount of insurance coverage available under the policy, Borrower shall immediately secure additional coverage sufficient to provide total aggregate limits at least equal to the amounts set forth above on a going forward basis. Should any part of the coverage required above be provided by “excess” or “umbrella” policies, those policies shall specifically provide that the coverage under those policies shall “drop down” as to both defense and indemnity obligations in the event of insolvency of the primary or underlying carrier. Such “excess” or “umbrella” policies shall also contain all the other provisions required by this Agreement.

2.1.6 Intentionally Omitted.

2.1.7 Power of Attorney. If an Event of Default shall have occurred and be continuing, or if Borrower fails to file and/or prosecute any insurance claim for a period of fifteen (15) Business Days following Borrower’s receipt of written notice from Lender, Borrower hereby irrevocably empowers Lender, in the name of Borrower as its true and lawful attorney-in-fact, to file and prosecute such claim (including settlement thereof) with counsel reasonably satisfactory to Lender and to collect and to make receipt for any such payment, all at Borrower’s expense (including payment of interest at the Default Interest Rate for any amounts disbursed by Lender pursuant to this Section 2.1.7). Lender’s exercise of any rights under the Power of Attorney shall not release Borrower from any obligation to Lender or waive any right Lender may have against Borrower.

2.1.8 General. Borrower shall, at its expense, obtain and keep in force all other insurance required by Lender, Governmental Authorities, this Agreement, or applicable law. Borrower shall deliver evidence satisfactory to Lender of any such other required insurance.

2.1.9 Payment. In the event Borrower fails to procure and/or maintain such insurance (including without limitation flood, and/or earthquake insurance, as may be required by Lender (if required pursuant to Section 2.1.4)), and the required insurance premiums shall be prepaid by Borrower no less than sixty (60) days in advance of the date when such payments are due to be in compliance with this Agreement, Lender may, but is not obligated to, procure the same and Borrower shall pay to Lender during the term hereof, upon receipt of an invoice therefor, the premiums for any insurance obtained by Lender pursuant to Subsections 2.1.1, 2.1.2, 2.1.3 or 2.1.4 above. If Lender secures such insurance, Lender may, at its sole option and without notice to Borrower, any contractor, or any other party, secure such insurance solely to protect Lender’s interests and not the interests of any other party.

2.1.10 Insurance Policies. All required insurance shall be procured and maintained in financially sound and generally recognized responsible insurance companies selected by Borrower and subject to the approval of Lender (provided that such companies shall comply with the requirements of this Section 2.1.10). Such companies should be authorized to write such insurance in the State in which the subject Property is located. The company issuing the policies shall be rated “A-” or better (and Workers’ Comp-VBS) and a “Rating Outlook” of “Stable” or better by A.M. Best Co., in Best’s Key Guide, or such other rating as may be acceptable to Lender. All property policies evidencing the required insurance shall name Lender as first mortgagee, and all liability policies evidencing the insurance required hereunder shall name Lender as additional insured. All policies shall provide for payment to Lender of the Net Proceeds of insurance resulting from any claim for loss or damage thereunder (except in the case of liability insurance, in which case the Net Proceeds shall be paid directly to the aggrieved party), shall not be cancelable as to the interests of Lender due to the acts of Borrower, and shall provide for at least thirty (30) days’ prior written notice of the cancellation or modification (including reduction in coverage) thereof to Lender. Copies of the policies, together with satisfactory evidence of payment of premiums shall be deposited with Lender on or prior to the date hereof, and upon each renewal of such policies, which shall be effected not less than thirty (30) days prior to the expiration date of the term of such coverage.

2.2 Payment of Expenses. Promptly upon demand, from time to time, Borrower shall pay Lender’s costs and expenses in connection with the making or disbursement of the Loan or in the exercise of any of its rights or remedies under this Agreement, including but not limited to title insurance and escrow charges, appraisal fees, reappraisal and review appraisal fees, recording charges and mortgage taxes, legal fees and disbursements, costs of environmental inspections and reports, and other reasonable fees and costs for services which are not customarily performed by Lender’s salaried employees and are not specifically covered by Lender’s fees for the Loan. Promptly upon demand, from time to time, Borrower shall pay reimburse Lender for any and all costs and expenses incurred by the Lender in connection with preserving Lender’s interest in any collateral securing the Loan, including (a) any and all costs associated with discharging or paying taxes, liens, security interests, encumbrances and other claims placed on the collateral securing the Loan, and (b) any and all costs for insuring, maintaining and preserving any collateral securing the Loan. Such costs are to bear interest at the Note interest rate and will become part of the principal amount of the Loan. The provisions of this Section 2.2 shall survive the termination of this Agreement and the repayment of the Loan.

2.3 Accounting; Changes in Condition. Borrower shall keep true and correct financial books and records on a cash basis in accordance with GAAP, and shall maintain adequate reserves for all contingencies. Borrower shall promptly supply Lender with any financial statements or other information concerning its affairs and properties as Lender may reasonably request from time to time, and shall promptly notify Lender of any Material Adverse Effect regarding its financial condition or in the physical condition of the Property or the Improvements.

2.4 Governmental Authorities. Borrower shall, at its sole cost, comply with the requirements and conditions of any Governmental Authority respecting the use of, and any construction, sale, lease or financing of, the Improvements, and with the terms of all applicable laws, regulations and requirements governing same.

2.5 Indemnity.

2.5.1 Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Maturity Date, including confirming compliance with environmental and insurance requirements and obtaining updated or new Appraisals of the Property (provided, however, so long as no Event of Default exists, Borrower shall not be required to pay for more than one appraisal in any twelve (12) month period); (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Maturity Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (v) securing Borrower’s and Sole Member’s compliance with any requests made pursuant to the provisions of this Agreement and the other Loan Documents; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, Sole Member, Guarantor, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any Obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the illegal acts, willful misconduct, or gross negligence of Lender.

2.5.2 Borrower shall indemnify, defend and hold harmless Lender, Lender’s Affiliates, and their respective directors, managers, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing, and the successors and assigns of the foregoing (each, an “Indemnified Party”), from and against any and all losses that may be imposed on, incurred by, or asserted against an Indemnified Party in any manner relating to or arising out of (i) any Events of Default under the Loan and/or in connection with the enforcement of the Loan Documents, (ii) any breach by Borrower of its Obligations under, or any misrepresentation by Borrower, Sole Member, or Guarantor contained in the Loan Documents, (iii) the use or intended use of the proceeds of the Loan, (iv) costs incurred by Lender in connection with any amendment to, or restructuring of, the Loan or the Loan Documents, (v) any accident, injury to, or death of, Persons or loss of or damage to the Property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or rights of way, (vi) any use, non-use or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or rights of way, (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof, (viii) any failure of the Property to be in compliance with any Legal Requirements, (ix) any and all claims and demands whatsoever which may be asserted against an Indemnified Party by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease or other agreement relating to the Property, and (x) all recourse liabilities set forth in Section 7.1 hereof; provided, however, that Borrower shall not have any obligation to an Indemnified Party hereunder to the extent that the applicable indemnified liabilities arise from the illegal acts, willful misconduct, or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable Legal Requirements to the payment and satisfaction of all such indemnified liabilities incurred by an Indemnified Party.

2.5.3 Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, if the defendants in any such claim or proceeding include both Borrower and any Indemnified Party and Borrower and such Indemnified Party shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Parties that are different from or in addition to those available to Borrower, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party, provided that no compromise or settlement shall be entered without Borrower’s consent, which consent shall not be unreasonably withheld or delayed. Upon demand, Borrower shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

2.5.4 The indemnifications made pursuant to this Section 2.5 shall continue indefinitely in full force and effect and shall survive and shall in no way be impaired by any of the following: (i) any satisfaction, release or other termination of this Agreement, the Deed of Trust, the Assignment of Leases, the Pledge Agreement, or any other Loan Document, (ii) any assignment or other transfer of all or any portion of this Agreement, the Deed of Trust, the Pledge Agreement, or any other Loan Document or Lender’s interest in the Property (but, in such case, such indemnifications shall benefit both the Indemnified Parties and any such assignee or transferee of the Loan Documents or Lender’s interest therein), (iii) any exercise of Lender’s rights and remedies pursuant hereto, under the Deed of Trust, the Assignment of Leases, the Pledge Agreement, or under any other Loan Document, including, but not limited to, foreclosure or acceptance of a deed in lieu of foreclosure, (iv) any exercise of any rights and remedies pursuant to this Agreement, the Note or any of the other Loan Documents, (v) any transfer of all or any portion of the Property (whether by Borrower or by or Lender following foreclosure or acceptance of a deed in lieu of foreclosure or at any other time), (vi) any amendment to this Agreement, the Deed of Trust, the Assignment of Leases, the Note or any other Loan Documents, and/or (vii) any act or omission that might otherwise be construed as a release or discharge of Borrower from the Obligations or any portion thereof.

2.6 Damage and Destruction.

2.6.1 If the Property shall be damaged or destroyed, in whole or in part, by casualty or condemnation, Borrower shall (i) give prompt notice of the same to Lender (and deliver to Lender copies of any and all papers served in connection with any condemnation proceeding), and (ii) diligently prosecute a restoration so that the Property resembles, as nearly as possible, the condition the Property was in immediately prior to such event, and (iii) pay all costs of such restoration whether or not such costs are covered by insurance. Lender may participate in any settlement discussions with any insurance companies concerning a casualty, and any settlement discussions with any Governmental Authority with respect to a condemnation (and shall have the right to approve any final settlement with respect to either) with respect to any casualty or condemnation in which the Net Proceeds or the costs of completing the restoration are reasonably expected to exceed the Net Proceeds Threshold. Borrower shall execute and deliver to Lender all instruments required by Lender to permit such participation. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any condemnation proceeds or insurance proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed by Borrower for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of casualty or condemnation affecting the Property or any part thereof) from such condemnation proceeds or insurance proceeds, as applicable.

2.6.2 All proceeds or awards payable in connection with any casualty or condemnation shall be due and payable solely to Lender and shall be held by Lender and in a deposit account established by Lender from time to time, as additional collateral for the Obligations, subject to the terms and conditions of this Agreement. In the event Borrower or any party other than Lender is a payee on any check representing such proceeds or awards, Borrower shall immediately endorse (and cause all such third parties to endorse) such check payable to the order of Lender. Borrower hereby irrevocably appoints Lender as its attorney in fact, coupled with an interest, to endorse any such check payable to the order of Lender in the event Borrower has not done so within five (5) days after Lender’s demand therefor. The expenses incurred by Lender and Lender in the adjustment and collection of such proceeds or awards shall become part of the Obligations and shall be reimbursed by Borrower to Lender within five (5) days after Lender’s written demand. Borrower hereby releases Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any casualty or condemnation unless caused by Lender’s willful misconduct. If the Net Proceeds shall be less than the Net Proceeds Threshold and the costs of completing restoration shall be less than the Net Proceeds Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that no Event of Default then exists and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the restoration of the Property (if applicable) in accordance with the terms of this Agreement. If the Net Proceeds are equal to or greater than the Net Proceeds Threshold or the costs of completing restoration is equal to or greater than the Net Proceeds Threshold, Borrower shall not be permitted to use the Net Proceeds for a restoration (or to retain Net Proceeds in the event no restoration is required) unless the following conditions are satisfied:

(a) Borrower presents within sixty (60) days of such damage or destruction to Lender a written plan for restoration which includes, among other things, cost estimates and schedules that in Lender’s sole (but good faith) opinion are satisfactory;

(b) Borrower enters into, with Lender’s prior written consent, which consent shall not be unreasonably withheld, a contract with contractor(s) providing for complete restoration in accordance with such restoration plan previously approved by Lender within twelve (12) months of such damage or destruction (provided, however, that, if the work is being diligently pursued but cannot be reasonably completed within such twelve (12) month period, Borrower shall have until eighteen (18) months from the date of such casualty to complete the restoration); and

(c) The insurance proceeds available by reason of such damage or destruction that are received by Lender pursuant to this Section 2.6, plus additional sums provided to Lender by Borrower for restoration purposes are at least equal to the anticipated costs of completing such construction, which anticipated costs shall include, but not be limited to, appropriate reserves and contingency funds reasonably required by Lender.

If Borrower complies with the proceeding portions of this Section 2.6.2, Lender shall disburse the Net Proceeds to Borrower on the same terms and conditions on which Lender makes disbursements of its construction loans.

2.7 Financial and Other Reporting Requirements. Borrower shall furnish or cause to be furnished to Lender: (a) within fifteen (15) days of filing, all state and federal tax returns of Borrower, Sole Member, and Guarantor, and (b) within twenty (20) days of each month end, a monthly operating statement of the Property prepared and certified by Borrower. All of the foregoing financial statements shall be prepared in reasonable detail in accordance with GAAP and shall be signed and certified as true and correct by the chief financial officer (or designated officer responsible for the preparation of the financial statements) of the party submitting the statement. Borrower shall deliver such other information concerning Borrower, Sole Member, Guarantor, the Property, and the assets, business, financial condition, operations, property, prospects and results of operations of Borrower, Sole Member, and Guarantor as Lender reasonably requests from time to time. In this regard, promptly upon request of Lender, Borrower shall deliver to Lender counterparts and/or conditional assignments as security of any and all construction contracts, receipted invoices, bills of sale, statements, conveyances and other agreements, documents and instruments of any nature relating to the Property or under which Borrower claims title to the Property.

2.8 Negative Pledge. In order to ensure the continued creditworthiness and expertise of Borrower as the owner, manager and operator of said assets, and in order to grant Lender a continuing opportunity to review and evaluate the same, Borrower agrees that (a) none of Borrower’s assets shall be sold, agreed to be sold, conveyed, transferred, assigned, leased, subleased, disposed of, or further encumbered, whether voluntarily, involuntarily, by operation of law, or otherwise, without the prior written consent of Lender; and (b) Borrower shall not change any of its designated signing parties as identified in the Borrower’s Representations and Warranties, without providing prior written notice to Lender. Borrower expressly agrees that any violation of the above restrictions shall constitute an immediate Event of Default and shall cause the then outstanding principal balance and interest on the Note, as well as any other sums due and owing under the Loan Documents to become immediately become due and payable.

2.9 Limitation on Other Debts. There shall be no third–party debt on the Property or with respect to Borrower, other than customary trade payables of Borrower not to exceed $50,000.00 and of Sole Member not to exceed $15,000.00, and (iii) other Lender-approved debt (collectively, the “Permitted Indebtedness”). Lender shall have the right, but not the obligation, to declare an Event of Default under the Loan if there are any uncured monetary or non–monetary defaults on any and all debt obligations of Borrower, Sole Member, or Guarantor which in Lender’s reasonable judgment will materially impair the ability of Borrower, Sole Member, or Guarantor to perform under the terms of this Agreement, the Note or the Security Agreements.

2.10 Taxes and Insurance. Borrower shall pay (a) all real estate taxes and assessments, and (b) all insurance costs (including those required hereby) with respect to the Property, in each instance in full and at least ten (10) days prior to the date when due. Borrower shall provide Lender with satisfactory evidence of such each such payment within five (5) days of the making of the same.

2.11 Leases. Borrower hereby represents that (i) Borrower has heretofore delivered to Lender true, correct and complete copies of all Leases affecting the Property and any and all amendments or modifications thereof, (ii) there are no Leases encumbering the Property, other than the RLA Lease, and (iii) Borrower shall not enter into any new Leases, nor amend, modify, terminate, sublet, or assign any Lease without first obtaining Lender’s prior written consent, such consent to be given in Lender’s sole discretion.

2.12 Article 8. The limited liability company interests in Borrower are and shall at all times during the term of the Loan be evidenced by a “certificated security” governed by Article 8 of the Uniform Commercial Code. Borrower has “opted in” to Article 8 of the Uniform Commercial Code, has not opted out and Sole Member shall not permit Borrower to opt out of such Article 8 of the Uniform Commercial Code, and Sole Member shall cause a registry of the holders of limited liability company in Borrower to be maintained at all times. Borrower shall not amend or otherwise modify its organizational documents in order to amend or repeal its election to be governed by Article 8 of the UCC, or any termination or cancellation of the limited liability company membership certificate evidencing Sole Member’s one hundred percent (100%) ownership interest in Borrower, as delivered to Lender on the Closing Date in connection with the Loan Documents.

2.13 Intentionally Omitted.

2.14 Intentionally Omitted.

2.15 Application of Gross Income; No Distributions. Notwithstanding anything herein to the contrary, Borrower shall not make any distribution of cash or other property to its constituent direct and indirect owners.

2.16 Governmental Authorities. From and after the Closing Date and thereafter during the Loan Term, Borrower shall comply with all Legal Requirements and all other conditions imposed by any Governmental Authority respecting the use of, and any construction, sale, lease or financing of, the Property and/or the operation of Borrower’s business, and with the terms of all applicable Governmental Requirements governing same. Any and all actions required in order to comply with this Section 2.16 shall be at Borrower’s sole cost and expense.

2.17 ERISA. Neither Borrower nor Sole Member is an “employee benefit plan” as defined in Section 3(3) of ERISA or a “plan” as defined in Section 4975(e)(1) of the Code. Each Employee Benefit Plan is in compliance with all applicable requirements under ERISA and the Code, and, to the extent that such Employee Benefit Plan is also intended to be “qualified” within the meaning of Section 401(a) of the Code, it is in compliance with the applicable requirements under the Code. None of the Employee Benefit Plans is subject to the requirements of Section 412 of the Code, Part 3 of Title I of ERISA or Title IV of ERISA or is a “multiemployer plan” as defined in Section 3(37) of ERISA. Borrower has no material liability under Title IV of ERISA or Section 412 of the Code with respect to any Employee Benefit Plan. No “Reportable Event” or “Prohibited Transaction” (both as defined in ERISA) or termination of any plan has occurred and no notice of termination has been filed with respect to any plan established or maintained by Borrower and subject to ERISA. Neither Borrower nor Sole Member has incurred any material funding deficiency within the meaning of ERISA or any material liability to the Pension Benefit Guaranty Corporation in connection with any such plan established or maintained by Borrower. Borrower will furnish to Lender prompt written notice as soon as possible after, and in any event within ten (10) days after Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred.

2.18 Tax Returns and Payments; Pension Contributions. Borrower, Sole Member and Guarantor have timely filed, and will timely file, all tax returns and reports required by foreign, federal, state and local law, and Borrower, Sole Member and Guarantor have timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower, Sole Member or Guarantor. Borrower, Sole Member and Guarantor may, however, defer payment of any contested taxes, provided that Borrower, Sole Member or Guarantor, as applicable (i) in good faith contests said Person’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notify Lender in writing of the commencement of, and any material developments in, the proceedings, and (iii) posts bonds, reserves with Lender, or takes any other steps required to keep the contested taxes from becoming a lien upon the Property. As of the date hereof, Borrower is unaware of any claims or adjustments proposed for Borrower, Sole Member or Guarantor’s prior tax years which could result in additional taxes becoming due and payable by said Person. Borrower and Sole Member have paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower and Sole Member have not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could result in any liability of said Person, including any liability to the “Pension Benefit Guaranty Corporation” (as defined in ERISA) or its successors or any other governmental agency.

2.19 Governmental Impositions. If the imposition of or any change in any law, rule, regulation, guideline, or generally accepted accounting principle, or the interpretation or application of any thereof by any court, administrative or governmental authority, or standard-setting organization (including any request or policy not having the force of law) shall impose, modify or make applicable any taxes (except federal, state or local income or franchise taxes imposed on Lender), reserve requirements, capital adequacy requirements or other obligations which would (A) increase the cost to Lender for extending or maintaining the credit facilities to which this Agreement relates, (B) reduce the amounts payable to Lender under this Agreement or the Loan Documents, or (C) reduce the rate of return on Lender’s capital as a consequence of Lender’s obligations with respect to the credit facilities to which this Agreement relates, then Borrower agrees to pay Lender such additional amounts as will compensate Lender therefor, within ten (10) days after Lender’s written demand for such payment, which demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrower, which explanation and calculations shall be conclusive in the absence of manifest error. The provisions of this Section 2.19 shall survive repayment in full of the Loan.

2.20 Facility Fee. The Facility Fee shall be due and payable by Borrower to Lender upon the earliest to occur of (i) the occurrence of an Event of Default, and (ii) August 17, 2023; and Borrower covenants that it shall pay the Facility Fee to Lender on such earliest date.

2.21 Development Provisions. Notwithstanding any provision in the Loan Documents to the contrary, without the prior written consent of Lender, in its sole discretion, Borrower shall not make any alterations, repairs, construction or improvements on the Real Property except for capital repair and/or replacement of items on the Real Property in the ordinary course of business not to exceed Twenty-Five Thousand and 00/100 Dollars ($25,000.00) in the aggregate during the term of the Loan. Notwithstanding any provision of this Agreement to the contrary, in the event that Lender should reasonably determine that the actual quality or value of the work performed or the materials furnished does not correspond with the quality or value of the work required by the approved plans and specifications, therefore upon Lender’s demand Borrower shall promptly correct or cause to be corrected the conditions to which Lender objects.

3. REPRESENATIONS AND WARRANTIES.

3.1 Borrower hereby represents, warrants and covenants to Lender that:

3.1.1 Except for the security interest created hereunder, Borrower is (and, with respect to after–acquired property, will be as of the date of acquisition) the full legal and equitable owner of the Personal Property and no other person or entity has any right, title, interest, lien or claim in, on, or to the Personal Property or any part thereof. Borrower shall not, without the prior consent of Lender, further pledge, assign or grant any security interest in the Personal Property or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Borrower, at its cost, shall defend any proceeding that may affect the title to or Lender’s security interest in any Personal Property and shall indemnify, defend, protect, and hold Lender harmless from all costs and expenses of Lender’s defense.

3.1.2 Any tangible Personal Property is (and, with respect to after–acquired property, will be as of the date of acquisition) located on the Real Property. Without the prior written consent of Lender, Borrower shall not cause or suffer any of such tangible Personal Property to be removed from the Real Property.

3.1.3 Upon the recording of (i) the Deed of Trust, and (ii) the Assignment of Leases with the Lane County Recorder’s Office and the filing of the Financing Statement with the Oregon Secretary of State describing the Personal Property, the security interest created hereunder shall constitute a first priority security interest in the Personal Property.

3.1.4 The Pledge Agreement, together with the Financing Statements relating to the Pledged Collateral when properly filed in the appropriate records and Borrower’s delivery to Lender of the certificates evidencing the Pledged Collateral described in the Pledge Agreement, will create a valid, and perfected first priority security interests in and to the Pledged Collateral.

3.1.5 Neither Borrower nor Sole Member shall change its name, identity, the state under which Borrower is registered and/or organized or Borrower’s principal place of business (if different than the state of organization) without the prior written consent of Lender.

3.1.6 Borrower expressly authorizes Lender to file a financing statement, with or without Borrower’s signature, to perfect Lender’s first lien and security interest in the Personal Property (including any required continuation statements, amendment statements or other such documents necessary to perfect and continue said lien), and Borrower hereby expressly ratifies any financing statements Lender may have filed prior to the date of this Agreement.

3.2 Waiver of Rights. Borrower waives any right to require Lender to proceed first against any person or particular part of the Personal Property, or exhaust or pursue any particular remedy that may be available to Lender. Borrower waives any right of subrogation or other right to the benefit of, or any right to participate in, or direct the disposition of any of the Personal Property or any other security now or hereafter held by Lender.

4. DEFAULT AND REMEDIES.

4.1 Events of Default. The occurrence of any one or more of the following (after the expiration of any applicable notice and cure period) shall constitute an Event of Default under this Agreement:

4.1.1 Failure by Borrower to pay any monetary amount when due under any Loan Document (including without limitation loan and other fees and costs due Lender); or

4.1.2 Failure by Borrower, Sole Member, or Guarantor to perform any obligation not involving the payment of money, or to comply with any other term or condition applicable to Borrower, Sole Member, or Guarantor under any Loan Document that is not otherwise expressly set forth in this Section 4.1, and the expiration of thirty (30) days after written notice of such failure by Lender to Borrower, Sole Member, or Guarantor; or

4.1.3 If any financial statement, report, certificate or other instrument, agreement or document furnished to Lender by or on behalf of Borrower, Sole Member, or Guarantor after the date hereof shall have been (or contained statements or information that is), false or misleading in any material respect as of the date the same was delivered;

4.1.4 Any of the representations or warranties under this Agreement, the Borrower’s Representations and Warranties or any of the other Loan Documents shall have been false or misleading in any respect as of the date the representation or warranty was made; or

4.1.5 Intentionally omitted.

4.1.6 Without limiting Section 4.1.3, any of the following events of bankruptcy, insolvency or receivership occurs: (a) Borrower, Sole Member, or Guarantor has admitted in writing its inability to pay its debts generally as they come due, or at any time is generally not paying its debts as such debts become due, or has filed any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to debts; (b) an involuntary petition has been filed under any bankruptcy or insolvency statute against Borrower, Sole Member, or Guarantor, or a custodian, receiver or trustee has been appointed to take possession of the Property or other assets of Borrower, Sole Member, or Guarantor, unless such petition or appointment is or has been set aside or withdrawn or ceases or has ceased to be in effect within sixty (60) days from the date of said filing or appointment; or (c) there is filed by or against Borrower, Sole Member, or Guarantor a petition seeking the liquidation or dissolution of Borrower, Sole Member, or Guarantor or the commencement of any other procedure to liquidate or dissolve Borrower, Sole Member, or Guarantor, or there occurs any event, condition or circumstance that causes the liquidation or dissolution of Borrower, Sole Member, or Guarantor, unless such petition or appointment for liquidation or dissolution is or has been set aside or withdrawn or ceases or has ceased to be in effect within sixty (60) days from the date of said filing or appointment; (d) Borrower, Sole Member, or Guarantor conceals, removes, or permits to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors, or makes or suffers a transfer of any of its property that may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or makes any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or suffers or permits while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings that is not vacated within sixty (60) days from the date thereof; or (e) Borrower, Sole Member, or Guarantor makes a general assignment of the assets of Borrower, Sole Member, or Guarantor for the benefit of Borrower’s, Sole Member’s, or Guarantor’s creditors; or (f) there is any sequestration or attachment of, or any levy or execution upon any of the following assets that adversely affects Borrower’s condition, operations or ability to repay the Loan (i) all or any part of the Property or the Improvements; (ii) any other collateral provided by Borrower under any of the Loan Documents, any Loan proceeds, or any substantial portion of the other assets of Borrower, which is not released, expunged or dismissed prior to the earlier of thirty (30) days after such sequestration, attachment or execution, or the sale of such assets; or (g) Borrower terminates or suspends its business, or otherwise disposes of a substantial part of its assets, or ceases to exist.

4.1.7 The lien or security interest of (i) the Deed of Trust, or (ii) the Assignment of Leases shall lose validity or first priority, or any liens not approved by Lender in writing are imposed upon the Property or foreclosure is instituted on any liens against the Property past any applicable periods to cause the same to be contested and/or discharged hereunder (if any); or

4.1.8 The lien or security interest of the Pledge Agreement shall lose validity or first priority, or any liens not approved by Lender in writing are imposed upon the Pledged Collateral or foreclosure is instituted on any liens against the Pledged Collateral; or

4.1.9 Any Governmental Authority takes or institutes action that is reasonably likely to result in a Material Adverse Effect on Borrower’s, Sole Member’s, or Guarantor’s condition, operations or ability to repay the Loan; or

4.1.10 The occurrence of any Transfer of any direct or indirect interest in the Property, Pledged Collateral, Borrower, Sole Member, or Guarantor, in violation of this Agreement; or

4.1.11 Borrower fails to pay within thirty (30) days from the date due any monetary obligation (other than the Loan), whether such obligation be direct or contingent, to any person in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00); or

4.1.12 A final judgment or decree for monetary damages or a monetary fine or penalty (not subject to appeal or as to which the time for appeal has expired) is entered against Borrower, Sole Member, or Guarantor by any Governmental Authority, which together with the aggregate amount of all other such judgments, decrees, fines and penalties against Borrower, Sole Member, or Guarantor that remain unpaid or that have not been discharged or stayed, exceeds Fifty Thousand and 00/100 Dollars ($50,000.00), and such judgment, decree, fine or penalty is not paid, discharged or stayed within thirty (30) days after the entry thereof; or

4.1.13 If any Loan Document ceases to be in full force or effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time and for any reason; or

4.1.14 Any other Event of Default occurs under any of the other Loan Documents; or

4.1.15 If any imposition or other liens or charges against the Real Property are not paid prior to delinquency (unless same are being diligently contested by Borrower); or

4.1.16 If there is a violation of any covenant contained in Section 3.1 of this Agreement; or

4.1.17 If the insurance policies required by this Agreement are not kept in full force and effect as required hereby; or

4.1.18 If there shall exist an “Event of Default” under and as defined in any other Loan Document, or with respect to any term, covenant or provision set forth in the Loan Documents which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period; or

4.1.19 If any of Borrower, Sole Member, Guarantor or any Affiliate of any of them causes Borrower or Sole Member to amend or otherwise modify their respective organizational documents in order to amend or repeal the applicable election to be governed by Article 8 of the Uniform Commercial Code, or any termination or cancellation of the limited liability company membership certificate evidencing Sole Member’s one hundred percent (100%) ownership interest in Borrower, as delivered to Lender on the Closing Date in connection with the Loan Documents; or

4.1.20 The occurrence of any event set forth in Section 7.1 of this Agreement; or

4.2 Remedies. At any time following and during the continuance of an Event of Default, Lender may exercise any right or remedy that it has under the Deed of Trust, the Assignment of Leases, the Pledge Agreement, this Agreement or any of the other Loan Documents, or otherwise available at law or in equity or by statute, and all of Lender’s rights and remedies shall be cumulative. At any time following and during the continuance of an Event of Default, Lender may withhold any undisbursed loan funds and/or reserves in its discretion, and no disbursement of any of the foregoing or the making of any protective advances by Lender shall cure any default of Borrower. Lender shall also have the right in its sole discretion to enter the Real Property and take any and all actions necessary in its judgment to:

4.2.1 Maintain and repair the Real Property and replace worn–out or damaged portions of the Real Property;

4.2.2 Provide for security and protection of persons and property on the Real Property; and

4.2.3 Complete any construction, including but not limited to making changes in plans, specifications, work or materials and entering into, modifying or terminating any contractual arrangements, subject to Lender’s right at any time to discontinue any work without liability.

(a) If Lender elects to complete any such construction, it may use all materials and equipment of Borrower that may be secured under the Security Agreements, and it shall not assume any liability to Borrower or any other person for completing such construction or for the manner or quality of construction, and Borrower expressly waives any such liability.

(b) Borrower irrevocably appoints Lender as its attorney–in–fact, with full power of substitution, to complete such construction in Borrower’s name, or Lender may elect to complete construction in its own name. In any event, all sums expended by Lender in completing construction shall be considered to have been disbursed to Borrower and shall be secured by the Deed of Trust, the Assignment of Leases, and the other Security Agreements and any other instruments or documents securing the Loan, and any such sums that cause the principal amount of the Loan to exceed the face amount of the Note shall be considered to be an additional loan to Borrower bearing interest at the rate provided in the Note and shall be secured by the Deed of Trust, the Assignment of Leases, and any other instrument or documents securing the Loan.

(c) Borrower assigns to Lender all of its interest in and to any plans and specifications prepared for any such construction, all studies, data and drawings, with respect thereto prepared by or for Borrower, and the contracts and agreements relating to the plans and specifications or the aforesaid studies, data and drawings, or to such construction, but Lender shall not have any obligation under those contracts or agreements unless it expressly hereafter agrees in writing. Lender shall have the right to exercise any rights of Borrower under those contracts and agreements or with respect to such plans, specifications, studies, data, and drawings at any time following an Event of Default, and shall have such other rights and remedies with respect thereto as are afforded a secured creditor under applicable law.

5. REPRESENTATIONS AND WARRANTIES OF BORROWER.

5.1 Representations and Warranties of Borrower. As a material inducement to Lender to make the Loan to Borrower, Borrower has made the representations, warranties, and covenants to Lender as set forth in the Borrower’s Representations and Warranties.

5.2 Survival. Each of said representations and warranties shall survive disbursement and the repayment of the Loan.

5.3 Securities Exchange Act of 1934. Borrower and Sole Member (a) are not required to file reports under Section 15(d) of the Securities Exchange Act of 1934, and (b) do not have securities registered under Section 12 of the Securities Exchange Act of 1934. None of the proceeds of the Loan will be used directly or indirectly to fund a personal loan to or for the benefit of a director or executive officer of a Borrower. Borrower will notify Lender promptly upon Borrower or Sole Member (i) being required to file reports under Section 15(d) of the Securities Exchange Act of 1934, or (ii) registering securities under Section 12 of the Securities Exchange Act of 1934.

5.4 OFAC and AML;  Each Borrower Party is and shall be in compliance with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by OFAC, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Borrower Party (i) is a person or entity designated on a Government List with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a person or entity who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such person or entity or (iii) is Controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on any Government List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, the Loan Agreement or any other Loan Document would be prohibited under U.S. law. Borrower has in place customary procedures for the review of the matters in foregoing clauses (i) through (iii) with respect to potential investors.

5.5 USA Patriot Act Notification. Each Borrower Party, and each of their owners (provided, however, that no representation is made with respect to the holders of any public equity of Guarantor), officers and directors, are and shall be in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

6. MISCELLANEOUS.

6.1 No Waiver; Consents. Any waiver by Lender must be in writing and shall not be construed as a continuing waiver. No waiver shall be implied from any delay or failure by Lender to take action on account of any default of Borrower. Consent by Lender to any act or omission by Borrower shall not be construed to be a consent to any other or subsequent act or omission or to waive the requirement for Lender’s consent to be obtained in any future or other instance.

6.2 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of Lender and Borrower and their successors and assigns. No other persons or entities shall have any right of action under this Agreement or any right to the Loan funds. Borrower further agrees that all Loan proceeds received by Borrower shall be used and applied by Borrower solely in accordance with this Agreement and shall not be diverted or otherwise used in any manner.

6.3 Joint and Several Liability. If Borrower consists of more than one person or entity, each shall be jointly and severally liable to Lender for the faithful performance of this Agreement.

6.4 Notices. Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement and any other Loan Documents shall be in writing and shall be given by personal delivery, by mail, or by reputable overnight courier and addressed or delivered to it at its address shown below or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 6. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee. Any notice given by Lender to Borrower, Sole Member (as may be provided in the Pledge Agreement), and Guarantor (as may be provided in the Limited Recourse Guaranty) shall be deemed to be a notice to all of the Borrower, Sole Member, and Guarantor parties.

If to Borrower:     Arcimoto Property Holding Company, LLC

2034 West 2nd Avenue

Eugene, OR 97402

Attn: Doug Campoli, Chief Financial Officer

doug@arcimoto.com

And a copy to:     Nelson Mullins Riley & Scarborough, LLP

301 Hillsborough Street

Suite 1400

Raleigh, NC 27603

Attn: W. David Mannheim, Esq.

david.mannheim@nelsonmullins.com

If to Lender:         HRE FUV Lending, LLC

c/o Hilco Real Estate

5 Revere Drive, Suite 410

Northbrook, IL 60062

Attn: Ryan Lawlor, Executive Vice President

rlawlor@hilcoglobal.com

With a copy to:    Hilco Global

5 Revere Drive, Suite 410

Northbrook, IL 60062

Attn: Sarah Baker, Deputy General Counsel

sbaker@hilcoglobal.com

And a copy to:     Bryan Cave Leighton Paisner LLP

Attn: Eric Prezant, Esq.

161 North Clark Street, Suite 4300

Chicago, IL 60601-3315

eric.prezant@bclplaw.com

6.5 Authority to File Notices. Borrower irrevocably appoints Lender as its attorney–in–fact, with full power of substitution, to file or record, at Borrower’s cost and expense in Borrower’s name, any notices of completion, notices of cessation of labor, or any other notices that Lender considers necessary or desirable to protect its security, and for all other purposes described in this Agreement, pursuant to the durable power of attorney.

6.6 Actions. Lender shall have the right, but not the obligation, to commence, appear in, and defend any action or proceeding that might affect its security or its rights, duties or liabilities relating to the Loan, the Real Property or Improvements, or this Agreement. Borrower shall pay promptly on demand all of Lender’s out–of–pocket costs, expenses, and legal fees and disbursements incurred in those actions or proceedings.

6.7 Applicable Law. THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW)) AND ANY APPLICABLE LEGAL REQUIREMENTS OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT TO THE DEED OF TRUST AND THE ASSIGNMENT OF LEASES SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

VCORP AGENT SERVICES, INC.

25 ROBERT PITT DRIVE, SUITE 204

MONSEY, NY 10952

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION. THIS PROVISION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

6.8 Heirs, Successors and Assigns. The terms of this Agreement shall bind and benefit the heirs, legal representatives, successors and assigns of the parties; provided, however, that Borrower may not assign this Agreement or any Loan funds, or assign or delegate any of its rights or obligations under the Loan Documents, without the prior written consent of Lender, such consent to be given in Lender’s sole discretion, and any proposed assignment without such consent shall be deemed void.

6.9 Waiver of Defenses and Release of Claims. Borrower hereby (i) represents that neither the undersigned nor any Affiliate or principal of the undersigned has any defenses to or setoffs against any Obligations, nor any claims against Lender or Lender’s Affiliates for any matter whatsoever, related or unrelated to the Obligations, and (ii) releases Lender and Lender’s affiliates, officers, directors, employees and agents from all claims, causes of action, and costs, in law or equity, known or unknown, whether or not matured or contingent, existing as of the date hereof that the undersigned has or may have by reason of any matter of any conceivable kind or character whatsoever, related or unrelated to the Obligations, including the subject matter of this Agreement. The foregoing release does not apply, however, to claims for future performance of express contractual obligations that mature after the date hereof that are owing to the undersigned by Lender or Lender’s affiliates. As used in this paragraph, the word “undersigned” does not include Lender or any individual signing on behalf of Lender. The undersigned acknowledges that Lender has been induced to enter into or continue the Obligations by, among other things, the waivers and releases in this paragraph.

6.10 Jury Trial Waiver. BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER AND BORROWER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

6.11 Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall in no way affect any other provisions.

6.12 Interpretation. Whenever the context requires, all words used in the singular shall be construed to have been used in the plural, and vice versa, and each gender shall include any other gender. The captions of the sections of this Agreement are for convenience only and do not define or limit any terms or provisions. Time is of the essence in the performance of this Agreement by Borrower. The use of underlining in this Agreement is for convenience only, and the parties understand and agree that the presence or absence of underlining shall not be used in interpreting or construing this Agreement or any provision hereof.

6.13 Approvals. Whenever pursuant to this Agreement or the other Loan Documents, Lender exercises any right given to it to approve or disapprove, or to make any election, waiver, or request, or to make any determination, or find that any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove, or to make such election, waiver, request, or determination, decision, or finding shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender and shall be final and conclusive. Whenever pursuant to this Agreement or the other Loan Documents, Lender exercises any right given to it to “reasonably” approve or disapprove, or to make any election, waiver, or request, or to make any determination “reasonably”, or find that any arrangement or term is to be “reasonably” satisfactory to Lender, during the continuance of an Event of Default, the decision of Lender to approve or disapprove, or to make such election, waiver, request, or determination, decision, or finding shall be in the sole and absolute discretion of Lender and shall be final and conclusive and the use of the word “reasonably” (or terms of similar meaning) shall have no force or effect.

6.14 Amendments. This Agreement may not be modified or amended except by a written agreement signed by the parties.

6.15 Entire Agreement. The written provisions of this Agreement, and the written provisions of all of the other Loan Documents, shall represent the entire agreement between the parties respecting the subject matter thereof, and may not be contradicted by evidence of any prior or contemporaneous agreement. In the event of a conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. All Exhibits attached hereto shall be deemed an integral part of this Agreement as though set forth in full herein.

6.16 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

6.17 Brokers. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted directly or indirectly, by or on behalf of any Borrower Party or was retained directly or indirectly, by or on behalf of any Borrower Party in connection with the transactions contemplated herein. The provisions of this Section 6.17 shall survive the expiration and termination of this Agreement and the payment of the Loan.

6.18 Assignments, Participations and Sale.

6.18.1 Successors and Assigns Participations and Assignments Lender may (and shall be permitted to, without the consent of Borrower, Sole Member, or Guarantor, or any direct or indirect member thereof), sell, transfer, pledge, and/or encumber all or any portion of the Loan and the Loan Documents and its rights and obligations thereunder and/or grant or issue participations or other direct or indirect interests therein. Upon an assignment of a Note, the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it, have the rights and obligations of Lender, as the case may be, hereunder and such assignee shall be deemed to have assumed such rights and obligations, and the assignor shall, to the extent that rights and obligations hereunder have been assigned by it, relinquish such rights and be released from such obligations under this Agreement and the other Loan Documents (and, in the case of an assignment covering all or the remaining portion of a Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto) accruing from and after the effective date of the assignment. Borrower shall cooperate with Lender in connection with any transfer of interests in the Loan or loan restructuring, including, without limitation, executing and delivering documents and instruments, doing such other acts and providing such information, in each case that are necessary to facilitate the consummation of such transfer or restructuring, including executing and delivering such documents and agreements (and deliver such opinions of counsel with respect thereto as Lender may require) necessary to accomplish the foregoing.

6.18.2 Dissemination of Information. Borrower authorizes Lender to disclose to any participant, assignee, transferee, purchaser, or any other Person acquiring a direct or indirect interest in the Loan or the Loan Documents by operation of law (each a “Transferee”), and to any prospective Transferee, any and all information in such Lender’s possession concerning the Property, Pledged Collateral, or any Borrower Party. Lender agrees to keep confidential all financial or non-public information provided to Lender by Borrower pursuant to this Agreement; provided, however, that Lender may also disclose any and all information in such Lender’s possession concerning the Property, Pledged Collateral, or any Borrower Party to: (a) any prospective Transferee, (b) the legal counsel, accountants or other professional advisors to Lender, any agent, any Transferee or their respective affiliates; (c) regulatory officials; (d) any Person as requested pursuant to or as required by law, regulation, or legal process; (e) any Person in connection with any legal proceeding to which such Lender is a party; and (f) rating agencies, if requested or required by such agencies in connection with a rating relating to the Loan hereunder; provided, however, that, with respect to disclosures pursuant to any of the immediately preceding clauses (a), (b) or (f), the recipients agree to maintain the confidentiality of such information in the same manner and to the same extent as required of Lender.

6.19 Rights of Inspection, Agency. Lender shall have the right at any reasonable time and from time to time to enter upon the Property for purposes of inspection during regular business hours, upon not less than one (1) Business Days’ notice (which may be oral or written), and without unreasonably interfering with the occupancy by tenants or other occupants under Leases. Inspection by Lender (or by Lender’s inspector) of the Property or the Improvements is for the sole purpose of protecting the security of Lender and is not to be construed as a representation by Lender that there has been compliance with the plans and specifications or that the Improvements will be free of faulty materials or workmanship. Borrower may make or cause to be made such other independent inspections as Borrower may desire for its own protection, and nothing contained herein shall be construed as requiring Lender to construct or supervise construction of any item on the Property. Borrower hereby appoints and authorizes Lender, as Borrower’s agent and attorney–in–fact, upon or after the occurrence of an Event of Default, to record any notices of completion, cessation of labor and other notices that Lender deems necessary to record in order to protect any interest of Lender under the provisions of this Agreement or under the Note, the Deed of Trust, the Assignment of Leases, or the Pledge Agreement. This agency and power of attorney is a power coupled with an interest and is irrevocable.

6.20 Document Imaging. Lender shall be entitled, in its sole discretion, to image or make copies of all or any selection of the agreements, instruments, documents, and items and records governing, arising from or relating to any of Borrower’s loans, including, without limitation, this Agreement and the other Loan Documents, and Lender may destroy or archive the paper originals. The parties hereto (i) waive any right to insist or require that Lender produce paper originals, (ii) agree that such images shall be accorded the same force and effect as the paper originals, (iii) agree that Lender is entitled to use such images in lieu of destroyed or archived originals for any purpose, including as admissible evidence in any demand, presentment or other proceedings, and (iv) further agree that any executed facsimile (faxed), scanned, or other imaged copy of this Agreement or any Loan Document shall be deemed to be of the same force and effect as the original manually executed document.

6.21 Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of any of the Notes or any other Loan Document that is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note, membership certificate or other Loan Document, Borrower, Sole Member, and/or Guarantor will issue, in lieu thereof, an identical Note or an identical replacement of such other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

7. RECOURSE PROVISIONS.

7.1 Limited Recourse. All amounts payable by Borrower on or with respect to the Loan, or pursuant to the terms of any Loan Documents, shall be paid in lawful money of the United States of America to Lender at such location and in such manner as Lender shall inform Borrower in writing, in same–day funds, not later than 11:00 a.m. (Central time) on the date due. Except as otherwise provided in this Section 7, Lender’s recovery against Borrower under this Agreement, the Note and the other Loan Documents shall be limited solely to the Property, the Pledged Collateral, and all of the other collateral for the Loan, and Lender agrees not to seek, take or obtain against Borrower any deficiency judgment for amounts remaining unpaid under the Loan Documents after all Property and other collateral for the Loan and all other amounts collected or collectible from Borrower have been applied to payment of all amounts owed to Lender under the Loan Documents.

7.1.1 Additional Recourse. Notwithstanding anything to the contrary contained in Section 7.1 above or elsewhere in this Agreement or the other Loan Documents, nothing contained in this Agreement or any of the other Loan Documents shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable for and subject to legal action to the extent of any liabilities, costs, expenses, (including attorney’s fees and expenses), claims, losses or damages incurred by Lender arising out of or in connection with the following:

(a) for any liabilities, costs, expenses, (including attorney’s fees and expenses), claims, losses or damages incurred by Lender (including, without limitations, any impairment of Lender’s security for the Loan) with respect to any of the following matters:

(i) fraud, material misrepresentation or failure to disclose a material fact by any Borrower Party, any of their principals, officers, general partners or members, agents, employees or other persons authorized or apparently authorized to make statements, representations or disclosures on behalf of such Persons;

(ii) waste committed with respect to the Property or Pledged Collateral, damage to the Property, or the removal of a property or other collateral securing the Loan from the Real Property in violation of the terms of the Loan Documents, to the full extent of the losses or damages incurred by Lender on account of such occurrence;

(iii) failure to pay property or other taxes, assessments or charges related to the Property or the Pledged Collateral and/or failure to procure and maintain the insurance policies for the Property required by the Loan Documents;

(iv) failure to deliver any insurance or condemnation proceeds or awards or any security deposits received by Borrower to Lender or to otherwise apply such sums as required under the terms of the Loan Documents or any other instrument now or hereafter securing the Obligations;

(v) gross negligence, willful misconduct or criminal acts perpetrated by any Borrower Party resulting in the forfeiture, seizure, loss or diminution in value of all or any portion of the Property, Pledged Collateral, or other collateral for the Loan;

(vi) failure to apply any rents (including without limitation any rents and other lease payments received more than one (1) month in advance), royalties, accounts, revenues, income, issues, profits, sums received in consideration of any surrender or termination of any lease (or the release or discharge of any tenant thereunder) or modification of any lease on the Property, and other benefits from the Property which are collected or received by Borrower (A) as required under the terms of the Loan Documents or any other instrument now or hereafter securing the Note for the payment of the ordinary and necessary expenses of owning and operating the Property or paid to Lender, or (B) either during the period of any Event of Default or Potential Event of Default, or after acceleration of the indebtedness and other sums owing under the Loan Documents, only to the payment of either such indebtedness or other sums, or the normal and necessary operating expenses of the Property;

(vii) any failure by Borrower or Sole Member to comply with the single-purpose entity requirements set forth in Borrower’s Representations and Warranties; or

(viii) the (A) easements, including the terms and provisions thereof, granted to the City of Eugene, by and through the Eugene Water Board, recorded September 17, 1949, Reception No. B402 P041, in the Lane County Oregon Deed Records, or (B) easements for utilities over and across the Property formerly included within the boundaries of that East-West alley in Block 4, Croner’s Addition as vacated by Vacation Ordinance No. 20140, recorded December 17, 1998, Reception No. 1998-100661, in the Lane County Official Records.

(b) for the performance and payment of all of Borrower’s obligations under the Environmental Indemnity Agreement;

(c) for all fees and other collection costs (including without limitation attorneys’ fees and/or expert witness fees) incurred by Lender in any legal or equitable, judicial or non-judicial, action or proceeding (including without limitation any arbitration, mediation, and/or any other alternative dispute resolution proceeding to enforce or defend any provisions of this Section 7.1.1 (including without limitation attorneys’ fees and costs reasonably incurred in any appeal proceedings or in any bankruptcy proceedings involving Borrower and/or any indemnitor or guarantor under any indemnity or guaranty to enforce the provisions of this Section 7.1.1)), together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Note as specified herein.

(d) Notwithstanding anything to the contrary contained in Section 7.1.1 (a), (b) and (c) of this Agreement or any provisions of the other Loan Documents, Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim against Borrower for the Obligations or to require that all collateral shall continue to secure all of the Obligations in accordance with the Loan Documents, and the Obligations shall be fully recourse to Borrower either by operation of Section 1111(b) of the Bankruptcy Code or in the event of any of the following:

(i) Borrower, Sole Member, or Guarantor (A) filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or (B) making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding (other than in writing to Lender, or as may be required by law in connection with any legal proceeding), its insolvency or inability to pay its debts as they become due;

(ii) Any of Borrower, Sole Member, or Guarantor colluding with or otherwise assisting in, or soliciting or causing to be solicited petitioning creditors for, or consenting to, acquiescing (in writing) in, or joining in (A) any involuntary petition filed against Borrower, Sole Member or Guarantor, by any Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or (B) an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Sole Member, or Guarantor or all or any portion of the Property (other than an application by Lender in connection with the enforcement of Lender’s remedies under the Loan Documents);

(iii) the occurrence of a Transfer in violation of this Agreement, which such Transfer results in (A) a Transfer of the Property or Pledged Collateral, or any portion of either of the foregoing, and/or (B) a change in Control of Borrower, Sole Member, or Guarantor;

(iv) the incurrence by Borrower or Sole Member of any voluntary indebtedness (other than the Permitted Indebtedness) in violation of this Agreement;

(v) if any of Borrower, Sole Member, or Guarantor, in any judicial or quasi-judicial case, action or proceeding contests (or any of Borrower, Sole Member, or Guarantor colludes with or otherwise assists any other Person, or solicits or causes to be solicited any other Person to contest) the validity or enforceability of the Loan Documents or contests or intentionally hinders, delays or obstructs (or any of Borrower, Sole Member, or Guarantor colludes with or otherwise assists any other Person, or solicits or causes to be solicited any other Person to contest, hinder, delay or obstruct) the pursuit of any rights or remedies by Lender (including the commencement and/or prosecution of a foreclosure action, judicial or non-judicial, the appointment of a receiver for the Property or any portion thereof or any enforcement of the terms of the Deed of Trust or the Assignment of Leases), unless a court of competent jurisdiction finds that such actions by any of Borrower, Sole Member, or Guarantor were undertaken in good faith, and were not based on a frivolous or meritless position;

(vi) any of Borrower, Sole Member, or Guarantor or any Affiliate of any of them causes Borrower or Sole Member to amend or otherwise modify their respective organizational documents in order to amend or repeal the applicable election to be governed by Article 8 of the Uniform Commercial Code, or any termination or cancellation of the limited liability company membership certificate evidencing Sole Member’s one hundred percent (100%) ownership interest in Borrower, as delivered to Lender on the Closing Date in connection with the Loan Documents;

(vii) if any of Borrower, Sole Member, Guarantor, or any Affiliate thereof raises, asserts or seeks a defense, judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan, including, without limitation, the assertion of any defense with respect to the enforceability of the Pledge Agreement, the Deed of Trust, the Assignment of Leases, or any other Loan Document (or any portion thereof) based on an argument that the mere delivery or enforcement of the Pledge Agreement is deemed to have clogged (or otherwise interfered with) the equity (or Borrower’s right) of redemption, or otherwise constitutes an equitable defense to the enforceability or enforcement of any of the Loan Documents, unless a court of competent jurisdiction determines that such action was taken in good faith and not frivolously; or

(viii) any act or omission that leads to a failure by Borrower or Sole Member to comply with the single-purpose entity requirements set forth in Borrower’s Representations and Warranties, and such act or omission is adopted by the court in any bankruptcy proceeding as one of the factors relied on as the basis for a substantive consolidation of Borrower or Sole Member into the estate of any other person.

(e) Additionally, notwithstanding anything to the contrary contained in Section 7.1.1 (a), (b) and (c) of this Agreement or any provisions of the other Loan Documents, Borrower shall be personally liable to Lender under the Loan Documents, and Lender shall have the right to seek a personal judgment against Borrower on this Agreement and under the other Loan Documents, for any and all liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), claims, losses or damages incurred by Lender (including, without limitation, any impairment of Lender’s security for the Loan) with respect to Borrower’s breach of, or failure to comply with, the representations, warranties and covenants set forth in Section 5.21 of the Deed of Trust relating to “Prohibited Drug Law Activities” (as defined in the Deed of Trust), regardless of whether such breach or failure results in the forfeiture, seizure, loss of all or any portion of the Real Property or Lender’s security interest therein.

7.2 No Release or Impairment. Nothing contained in Section 7.1 shall be deemed to release, affect or impair the indebtedness evidenced by the Note or the obligations of Borrower under, or the liens and security interests created by, the Loan Documents, or Lender’s rights to enforce its remedies under this Agreement, the Note and the other Loan Documents, including without limitation the right to pursue any remedy for injunctive or other equitable relief, or any suit or action in connection with the preservation, enforcement or foreclosure of the liens, mortgages, assignments and security interests that are now or at any time hereafter security for the payment and performance of any of the obligations under this Agreement, the Note or the other Loan Documents, or Lender’s rights to recover any sums in connection with any such suit or action.

7.3 Transfers. Borrower, Sole Member, and Guarantor, as applicable, shall not, and shall not permit to occur, any (a) Transfer (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of the Property (or any part thereof), the Pledged Collateral (or any part thereof), or any legal or beneficial interest therein, or any direct or indirect ownership interest in Borrower, Sole Member, or Guarantor, (b) change of Control of Borrower or Sole Member, in each case with respect to clauses (a)-(b) above, other than Permitted Transfers, which shall be permitted without Lender’s consent (but subject to the satisfaction of the terms and conditions of this Section 7.3). Borrower shall give Lender written notice of any Transfer, together with copies of all instruments effecting such Transfer, and certificate of Borrower certifying that the requirements of this Agreement have been satisfied, not less than ten (10) Business Days prior to the date of such Transfer. Borrower shall reimburse Lender for all of its expenses incurred by Lender in connection with any Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Loan immediately due and payable upon a Transfer in violation of this Agreement. This Section 7.3 shall apply to every such Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous such Transfer. Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its direct and indirect owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on such Persons’ ownership of Borrower and the Property and the Pledged Collateral as a means of maintaining the value of the Property as security for repayment of the Loan and the performance of the Obligations contained in the Loan Documents. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property and the Pledged Collateral so as to ensure that, should Borrower default in the repayment of the Loan or the performance of the Obligations, Lender can recover the Loan by a sale of the Property and/or the Pledged Collateral. Notwithstanding anything in this definition to the contrary, any transfer permitted hereinabove shall not include any transfer to any transferee or any owner of transferee who is a Prohibited Person or someone who has been convicted of or is being investigated for a Patriot Act Offense.

8.  OREGON STATUTORY NOTICE REQUIREMENT. Unless Borrower provides Lender with evidence of the insurance coverage as required by this Agreement, Lender may purchase insurance at Borrower’s expense to protect Lender’s interest. This insurance may, but need not, also protect Borrower’s interest. If the collateral becomes damaged, the coverage Lender purchases may not pay any claim Borrower makes or any claim made against Borrower. Borrower may later cancel this coverage by providing evidence that Borrower has obtained property coverage elsewhere. Borrower is responsible for the cost of any insurance purchased by the Lender. The cost of this insurance may be added to this Agreement or loan balance. If the cost is added to this Agreement or loan balance, the interest rate on this Agreement will apply to this added amount. The effective date of coverage may be the date Borrower’s prior coverage lapsed or the date you failed to provide proof of coverage. The coverage Lender purchases may be considerably more expensive than insurance Borrower can obtain on Borrower’s own and may not satisfy any need for property damage coverage or any mandatory liability insurance requirements imposed by applicable law.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE LENDER CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE LENDER TO BE ENFORCEABLE.

BORROWER

ARCIMOTO PROPERTY HOLDING COMPANY, LLC
By:	APHC Holdings, LLC, as sole Member
	By:	Arcimoto, Inc., as sole Member

By:
Douglas M. Campoli, Chief Financial Officer and Treasurer

Signature Page	Loan Agreement

LENDER:

HRE FUV LENDING, LLC,
a Delaware limited liability company

By:
Name:	Sarah Baker
Its:	Assistant Secretary

Signature Page	Loan Agreement

EXHIBIT “A”

LEGAL DESCRIPTION

THE LAND REFERRED TO HEREIN IS SITUATED IN LANE COUNTY, OREGON, AND IS DESCRIBED AS FOLLOWS:

PARCEL 1 (Map/Tax Lot 17-04-25-43-08000):

Lots 1, 2, 3, 4 and 5, Block 4, CRONER’S ADDITION, as platted and recorded in Book 4, Page 36, Lane County Oregon Plat Records, in Lane County, Oregon.

TOGETHER WITH: That portion of the East-West Alley in said Block 4, now vacated, which inured thereto by Operation of Law, in Lane County, Oregon.

ALSO: Beginning at the Southwest corner of Lot 5, Block 4, CRONER’S ADDITION, as platted and recorded in Book 4, Page 36, Lane County Oregon Plat Records; and run thence West 59.08 feet to the East line of Filmore Street, if extended; thence North along the East line of Filmore Street, if extended, 160 feet; thence East to the Northwest corner of said Lot 5; and thence South along the West line of said Lot 5, 160 feet to the point of beginning, in Eugene, Lane County, Oregon.

ALSO: That portion inured by instrument recorded May 13, 2010, Reception No. 2010-022584, Lane County Deeds and Records, in Lane County, Oregon.

PARCEL 2 (Map/Tax Lot 17-04-25-43-09001):

Situated in the City of Eugene, Lane County, State of Oregon in the Southeast quarter of Section 25, Township 17 South, Range 4 West of the Willamette Meridian and described as follows: Being that portion of Parcel 2 lying East of the West Plat boundary of CRONER’S ADDITION TO EUGENE, OREGON as platted and recorded April 2, 1910 in Book 4, Page 36 in Lane County Oregon Plat Records, Lane County, Oregon as said Parcel 2 is described in the Warranty Deed to Ronald L. Anderson recorded July 22, 1999 in Reel 2572R, Reception No. 99-063900, Lane County Official Records, in Lane County, Oregon.

TOGETHER WITH a portion of Fourth Avenue West as vacated by Ordinance No. 20155, recorded May 13, 1999 in Reel 2547R, Reception No. 99-043337, Lane County Official Records; the perimeter of which lands being more particularly described as follows: Beginning at the Southeast corner of Lot 10 in Block 4 of said CRONER’S ADDITION TO EUGENE, OREGON; thence, along the North margin of Fourth Avenue West, North 89° 55’ 44” West 56.68 feet to the Northeast corner of aforesaid vacation (Ordinance No. 20155); thence, along the East line of said vacation, South 00° 05’ 44” East 66.00 feet to the Southeast corner of said vacated Fourth Avenue West; thence, along the South margin of said vacation, North 89° 55’ 44” West 300.95 feet to a point on the centerline of Filmore Street (a 66.00-foot wide right-of-way) as said street is shown on the Plat of CRONER’S SECOND ADDITION TO EUGENE, OREGON as platted and recorded November 14, 1911 in Book 4, Page 93 in Lane County Oregon Plat Records; thence, along the Northerly extension of said centerline, North 00° 10’ 47” West 66.00 feet to the North margin of Fourth Avenue West as vacated by Ordinance No. 20155; thence, along the North margin of said vacated Fourth Avenue West South 89° 55’ 44” East 90.38 feet to the West Plat boundary of aforesaid CRONER’S ADDITION TO EUGENE, OREGON; thence, along said West Plat boundary, North 00° 34’ 55” East 167.01 feet to a point on the centerline of the East-West alley that runs through Block 4 of said CRONER’S ADDITION TO EUGENE, OREGON as said alley was vacated by Ordinance No. 20140, recorded December 17, 1998 in Reel 2495R, Reception No. 98-100661, Lane County Official Records; thence, along said centerline, South 89° 55’ 44” East 265.41 feet to the West margin of Almaden Street (a 66.00-foot wide right-of-way); and thence, along said West margin, South 00° 04’ 55” East 167.00 feet returning to the point of beginning, in Lane County, Oregon.

ALSO: That portion inured by instrument recorded May 13, 2010, Reception No. 2010-022584, Lane County Deeds and Records, in Lane County, Oregon.

EXHIBIT “A” – Page 1

PARCEL 3 (Map/Tax Lot 17-04-25-43-09000):

Beginning at the Northwest corner of Lot 6, Block 4, CRONER’S ADDITION, as platted and recorded in Book 4, Page 36, Lane County Oregon Plat Records; thence South 160 feet to the North line of Fourth Street; thence West 58.91 feet to the East line of Filmore Street, if extended Northerly; thence North 160 feet along the East line of Filmore Street, if extended Northerly; thence East 58.91 feet to the point of beginning, in Lane County, Oregon.

PARCEL 4 (Map/Tax Lot 17-04-25-43-08600):

Beginning at a point in the West line of Filmore Street, if extended, 125.08 feet West of the Southwest corner of Lot 5, Block 4, CRONER’S ADDITION, as platted and recorded in Book 4, Page 36, Lane County Oregon Plat Records; run thence West 243 feet; thence North 160 feet; thence East 243 feet to the West line of Filmore Street, if extended; and thence South along the West line of Filmore Street, if extended 160 feet to the place of beginning, in Eugene, Lane County, Oregon.

EXCEPTING that portion described in Deed to Lane County, a political subdivision of the State of Oregon, recorded August 27, 1987, Reception No. 87-37898, Lane County Official Records, in Lane County, Oregon.

ALSO EXCEPTING that portion described in that Deed to Cuddeback Lumber Company, an Oregon Corporation, recorded February 1, 1989, Reception No. 89-05330, Lane County Official Records, in Lane County, Oregon.

PARCEL 5 (Map/Tax Lot 17-04-25-43-08700):

Beginning at a point 124.91 feet West of the Northwest corner of Lot 6, Block 4, CRONER’S ADDITION, as platted and recorded in Book 4, Page 36, Lane County Oregon Plat Records; running thence West 243 feet; thence South 160 feet; thence East 243 feet; and thence North 160 feet to the point of beginning, in Lane County, Oregon.

EXCEPT that portion described in that Deed to Lane County, a political subdivision of the State of Oregon, recorded August 27, 1987, Reception No. 87-37897, Lane County Official Records, in Lane County, Oregon.

PARCEL 6 (Map/Tax Lot 17-04-25-43-13400):

Beginning at the Northwest corner of Lot 5, Block 4, CRONER’S ADDITION, as platted and recorded in Book 4, Page 36, Lane County Oregon Plat Records; thence North 89° 55’ 00” West along the Westerly projection of the North line of said block a distance of 60.93 feet; thence South along the East line of Filmore Street projected a distance of 160.00 feet; thence South 89° 55’ 00” East along the Westerly projection of the South line of aforesaid Lot 5 a distance of 59.07 feet to the West line of CRONER’S ADDITION; thence along last said line South 0° 39’ 50” West a distance of 14.00 feet; thence North 89° 55’ 00” West along the Westerly projection of the North line of Lot 6, Block 4 of CRONER’S ADDITION, a distance of 58.91 feet to the aforesaid projected Easterly right-of-way of Filmore Street; thence along last said line South 160.00 feet to the North line of the Plat of CRONER’S SECOND ADDITION, as platted and recorded in Book 4, Page 93, Lane County Oregon Plat Records; thence along last said line North 89° 55’ 00” West a distance of 66.00 feet; thence North along the projected West right-of-way line of Filmore Street a distance of 160.00 feet; thence North 89° 55’ 00” West along the aforedescribed North line of Lot 6 projected a distance of 180.91 feet to the right-of-way of Chambers Street; thence along said right-of-way North 31° 20’ 44” East a distance of 16.38 feet to the aforedescribed projected South line of Lot 5; thence along last said line South 89° 55’ 00” East a distance of 172.39 feet to the aforedescribed West line of Filmore Street projected; thence North along last said line a distance of 160.00 feet to the aforedescribed projected North line of Lot 5; thence along last said line North 89° 55’ 00” West a distance of 71.32 feet to the right-of-way line of Chambers Street; thence along said right-of-way North 29° 22’ 03” East a distance of 30.97 feet, more or less, to the South line of the Plat of BLAIR STREET ADDITION, as platted and recorded in Book 3, Page 9, Lane County Oregon Plat Records; thence along last said line South 89° 21’ 04” East a distance of 183.36 feet to the West line of the aforedescribed CRONER’S ADDITION; thence along said line South 0° 39’ 50” West a distance of 25.20 feet to the point of beginning, all in Eugene, in Lane County, Oregon.

EXHIBIT “A” – Page 2

PARCEL 7 (Map/Tax Lot 17-04-25-43-07600):

Lots 3, 4, 5, 6, Block 3, CRONER’S ADDITION, as platted and recorded in Book 4, Page 36, Lane County Oregon Plat Records, Lane County, Oregon.

ALSO: That portion inured by instrument recorded May 13, 2010, Reception No. 2010-022584, Lane County Deeds and Records, in Lane County, Oregon.

PARCEL 8 (Map/Tax Lot 17-04-25-43-13001):

That portion of West 4th Avenue, now vacated, as described in Ordinance No. 20141, recorded December 17, 1998 in Reel 2495, Reception No. 98-100663, Lane County Official Records, and Ordinance No. 20155, recorded May 13, 1999 in Reel 2547, Reception No. 99-043337, Lane County Official Records, in Lane County, Oregon.

EXCEPT that portion described in Exhibit C of Property Line Adjustment Deed recorded April 5, 2001, Reception No. 2001-019406, Lane County Deeds and Records, in Lane County, Oregon.

ALSO EXCEPT that portion described in Exhibit C of Lot Line Adjustment Deed recorded February 22, 2002, Reception No. 2002-015546, Lane County Deeds and Records, in Lane County, Oregon.

PARCEL 9 (Map/Tax Lot 17-04-36-12-02100 and 02000):

Lots 11 and 12, Block 11, CRONER’S SECOND ADDITION TO EUGENE, as platted and recorded in Book 4, Page 93, Lane County Oregon Plat Records, in Lane County, Oregon.

ALSO that portion of Filmore Street and W. 4th Alley adjoining the herein above described land and inuring thereto as vacated by Corrected Notice of Vacation, recorded January 14, 2016, Reception No. 2016-001536, Lane County Deeds and Records, in Lane County, Oregon.

PARCEL 10 (Map/Tax Lot 17-04-25-43-12500):

Situated in the City of Eugene, Lane County, State of Oregon in the Southeast 1/4 of Section 25, Township 17 South, Range 4 West of the Willamette Meridian and described as follows: Being (1) all of Lot 1 in Block 10 of CRONER’S SECOND ADDITION TO EUGENE, OREGON as platted and recorded November 14, 1911, in Book 4, Page 93, in Lane County Oregon Plat Records, and (2) all of Lots 3, 4 and 5 and a portion of Lot 2 in Block 5 of CRONER’S ADDITION TO EUGENE, OREGON as platted and recorded April 2, 1910, in Book 4, Page 36 in Lane County Oregon Plat Records; the perimeter of which lands being more particularly described as follows: Beginning at the Northwest corner of said Lot 1 in Block 10 of CRONER’S SECOND ADDITION as said point lies on the South margin of vacated Fourth Avenue West as vacated by Ordinance No. 20155, recorded May 13, 1999 in Reel 2547R at Reception No. 99-043337 in Lane County Official Records, Lane County, Oregon; thence, leaving said point of beginning, South 89° 55’ 44” East 225.80 feet, more or less, along said South margin of vacated Fourth Avenue West to a point lying distant North 89° 55’ 44” West 98.82 feet from the Northeast corner of said Block 5 of CRONER’S ADDITION TO EUGENE, OREGON; thence, parallel with the East line of said Block 5 of CRONER’S ADDITION, South 00° 05’ 44” East 100.09 feet to a point on the North line of the lands described in the Warranty Deed to Joaq M. Medeiros and Maria Medeiros, husband and wife, recorded January 18, 1989 in Reel 1554R at Reception No. 89-02395 in Lane County Official Records, Lane County, Oregon; thence, along the North line of said lands of Medeiros, North 89° 56’ 37” West 12.52 feet to a point on the East line of said Lot 3 in Block 5 of CRONER’S ADDITION; thence, along said East line of Lot 3, South 00° 05’ 44” East 60.05 feet to a point on the South line of said Block 5 of CRONER’S ADDITION; thence, along said South line of Block 5 of CRONER’S ADDITION and the South line of Lot 1 in Block 10 of CRONER’S SECOND ADDITION, North 89° 57’ 04” West 213.04 feet to the Southwest corner of said Lot 1 in Block 10 of CRONER’S SECOND ADDITION and East margin of Filmore Street; and thence, along the West line of said Lot 1 in Block 10 of CRONER’S SECOND ADDITION and said East margin of Filmore Street, North 00° 10’ 47” West 160.23 feet returning to the point of beginning, in Lane County, Oregon.

EXHIBIT “A” – Page 3

ALSO that portion of Filmore Street adjoining the herein above described land and inuring thereto as vacated by Corrected Notice of Vacation, recorded January 14, 2016, Reception No. 2016-001536, Lane County Deeds and Records, in Lane County, Oregon.

PARCEL 11 (Map/Tax Lot 17-04-25-43-13000):

Lots 1, 2, 3, 4, 5 and 6 in Block 11, CRONER’S SECOND ADDITION TO EUGENE, OREGON, as the same is platted and recorded in Book 4, Page 93, Lane County Oregon Plat Records, in Lane County, Oregon.

EXCEPT that portion of Lot 6 which was previously conveyed to Lane County, a political subdivision of the State of Oregon by that certain Bargain and Sale Deed recorded August 27, 1987 in Reel 1473R as Reception No. 87-37896, Lane County Official Records, Lane County, State of Oregon.

ALSO: Situated in the City of Eugene, Lane County, State of Oregon in the Southeast 1/4 of Section 25, Township 17 South, Range 4 West of the Willamette Meridian and described as follows: Being a portion of Fourth Avenue West now vacated as described in Ordinance No. 20141 recorded December 17, 1998 in Reel 2495R at Reception No. 98-100663 in Lane County Official Records, Lane County, Oregon. The perimeter of said portion being more particularly described as follows: Beginning at the Southwest corner of said vacated Fourth Avenue West as said corner lies on the East margin of the Chambers Street Connector and North line of Block 11 of CRONER’S SECOND ADDITION TO EUGENE, OREGON as platted and recorded November 14, 1911 in Book 4, Page 93 in Lane County Oregon Plat Records; thence, leaving said point of beginning and along the South margin of said vacated Fourth Avenue West and said North line of Block 11, South 89° 55’ 44” East 102.90 feet to a point; thence leaving and perpendicular to said South margin, North 00° 04’ 16” East 47.32 feet to a point on a line that is parallel with said South margin and North line of Block 11; thence, along said parallel line, North 89° 55’ 44” West 79.60 feet to a point on said East margin of Chambers Street Connector and West line of said vacation; and thence, along said East margin and West line of vacated Fourth Avenue West, South 26° 17’ 40” West 52.75 feet returning to the point of beginning, in Lane County, Oregon.

ALSO that portion of Filmore Street and W. 4th Alley adjoining the herein above described land and inuring thereto as vacated by Corrected Notice of Vacation, recorded January 14, 2016, Reception No. 2016-001536, Lane County Deeds and Records, in Lane County, Oregon.

PARCEL 12 (17-04-36-12-01700):

Lots 2, 3, 4 and 5, Block 4, WALTERS AND SEIFFERTS ADDITION TO EUGENE, as platted and recorded in Book 6, Page 9, Lane County Oregon Plat Records, in the City of Eugene, Lane County, Oregon.

EXCEPT: That portion of Lot 2, Block 4, conveyed to Ivan W. Carney et ux by Deed recorded on March 13, 1950, in Book 412, Page 255, Lane County Oregon Deed Records, in Lane County, Oregon.

ALSO: Lot 2, Block 10, CRONER’S SECOND ADDITION TO EUGENE, as platted and recorded in Book 4, Page 93, Lane County Oregon Plat Records, in the City of Eugene, Lane County, Oregon.

ALSO that portion of Filmore Street adjoining the herein above described land and inuring thereto as vacated by Corrected Notice of Vacation, recorded January 14, 2016, Reception No. 2016-001536, Lane County Deeds and Records, in Lane County, Oregon.

PARCEL 13:

TOGETHER WITH that appurtenant easement as set forth in instrument recorded August 10, 2021, Reception No. 2021-052081, Lane County Deeds and Records, described as follows: Situated in the City of Eugene, Lane County, State of Oregon in the Southeast 1/4 of Section 25, Township 17 South, Range 4 West of the Willamette Meridian and described as follows: Being a portion of Lot 2 in Block 5 of CRONER’S ADDITION TO EUGENE, OREGON as platted and recorded April 2, 1910, in Book 4 Page 36 in Lane County Oregon Plat Records the perimeter of which being more particularly described as follows: Beginning at the Northeast corner of said Lot 2; thence, along the North line of said Block 5 as said line is common with the South margin of Fourth Avenue West (a portion of which has been vacated), North 89° 55’ 44” West 43.15 feet to a point lying distant North 89° 55’ 44” West 98.82 feet from the Northeast corner of said Block 5; thence, parallel with the East line of said Block 5, South 00° 05’ 44” East 100.09 feet to a point on the North line of the lands described in the Warranty Deed to Joaq M. Medeiros and Maria Medeiros, husband and wife, recorded January 18, 1989 in Reel 1554R at Reception No. 8902395 in Lane County Official Records, Lane County, Oregon; thence, along the North line of said Lands of Medeiros, South 89° 56’ 37” East 43.15 feet to the East line of said Lot 2; and thence, along said East line of Lot 2, North 00° 05’ 44” West 100.07 feet returning to the point of beginning, in Lane County, Oregon.

EXHIBIT “A” – Page 4

EXHIBIT “B”

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EXHIBIT “B” – Page 1